Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FIDELITY NATIONAL FINANCIAL, INC.

FNIS ACQUISITION CORP.

CHICAGO TITLE AND TRUST COMPANY, INC.,

SOLELY FOR PURPOSE OF SECTION 5.19,

AND

FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.

AS OF JULY 11, 2003

INDEX OF DEFINED TERMS

Term	Section

“Acquisition Transaction”	Section 5.14(a)
“Agreement”	Preamble
“Business Day”	Section 1.3
“Certificate of Merger”	Section 1.2
“Certificate”	Section 2.3(b)
“Chicago Title”	Preamble
“Certificate of Designations”	Section 1.6
“Change in Company Recommendation”	Section 5.5(a)
“Closing”	Section 1.3
“Closing Date”	Section 1.3
“Code”	Recitals
“Company”	Preamble
“Company Benefit Plans”	Section 3.12(a)
“Company Bylaws”	Section 3.4(a)
“Company Certificate of Incorporation”	Section 1.5
“Company Common Shares”	Section 2.1(b)
“Company Common Stock”	Section 2.1(b)
“Company Disclosure Letter”	Article 3
“Company ESPP”	Section 2.6
“Company Intellectual Property”	Section 3.22(a)
“Company Material Adverse Effect”	Section 3.1
“Company Notice”	Section 5.14(c)
“Company Option”	Section 2.4(a)
“Company Preferred Stock”	Section 1.6
“Company Products”	Section 3.22(d)
“Company Public Stockholders”	Section 3.3(b)
“Company Recommendation”	Section 5.5(a)
“Company Returns”	Section 3.13(a)
“Company SEC Reports”	Section 3.6(a)
“Company Securities”	Section 3.2(b)
“Company Special Committee”	Recitals
“Company Stockholder Approval”	Section 3.3(a)
“Company Stockholders Meeting”	Section 5.5(a)
“Company Third Party Intellectual Property”	Section 3.22(b)
“Company Warrant”	Section 2.5
“Constituent Corporations”	Section 1.1
“Covered Persons”	Section 5.10(c)
“Delaware Statute”	Recitals
“D&O Insurance”	Section 5.10(c)
“Effective Time”	Section 1.2
“Embedded Shares”	Section 4.18
“Environmental Laws”	Section 3.18(b)

Term	Section

“ERISA”	Section 3.12(a)
“ERISA Plan”	Section 3.12(a)
“Exchange Act”	Section 3.4(b)
“Exchange Agent”	Section 2.3(a)
“Exchange Fund”	Section 2.3(a)
“Exchange Ratio”	Section 2.1(d)
“Form S-4”	Section 3.9
“GAAP”	Section 3.6(b)
“Governmental Entity”	Section 3.4(b)
“Implied Company Price”	Section 2.1(d)
“Initial Exchange Ratio”	Section 2.1(d)
“Intellectual Property”	Section 3.22(a)
“Material Contract”	Section 3.6(c)
“Merger”	Recitals
“Merger Consideration”	Section 2.1(c)
“Multiemployer Plan”	Section 3.12(a)
“NASD”	Section 3.4(b)
“NYSE”	Section 3.4(b)
“Other Filings”	Section 5.4
“Parent”	Preamble
“Parent Banker”	Section 4.9
“Parent Bylaws”	Section 5.5(b)
“Parent Certificate of Incorporation”	Section 5.5(b)
“Parent Common Shares”	Section 2.1(c)
“Parent Common Stock”	Section 2.1(c)
“Parent Disclosure Letter”	Article 4
“Parent ESPP”	Section 2.6
“Parent Expenses”	Section 7.2(d)
“Parent Material Adverse Effect”	Section 4.1
“Parent Option”	Section 2.4(a)
“Parent Returns”	Section 4.11(b)
“Parent SEC Reports”	Section 4.6(a)
“Parent Securities”	Section 4.2(b)
“Parent Significant Subsidiaries”	Section 4.1
“Parent Special Committee”	Recitals
“Parent Stockholders”	Section 4.3(a)
“Parent Stockholder Approval”	Section 4.3(a)
“Parent Stockholders Meeting”	Section 5.5(b)
“Parent Trading Price”	Section 2.1(d)
“Parent Warrant”	Section 2.5
“Person”	Section 2.3(b)
“Proxy Statement/ Prospectus”	Section 5.4
“Representatives”	Section 5.14(a)
“SEC”	Section 3.6(a)

v

Term	Section

“Securities Act”	Section 3.6(a)
“Special Committee Banker”	Section 3.10
“Stock Plans”	Section 2.4(a)
“Sub”	Preamble
“Sub Common Stock”	Section 2.1(a)
“Sub Stockholder Approval”	Section 4.3(a)
“Superior Proposal”	Section 5.14(a)
“Surviving Corporation”	Section 1.1
“Surviving Corporation Common Stock”	Section 2.1(b)
“Surviving Corporation Preferred Stock”	Section 2.1(b)
“Takeover Proposal”	Section 5.14(a)
“Takeover Statute”	Section 3.17
“Termination Fee”	Section 7.2(b)
“Transactions”	Section 3.3(a)

      AGREEMENT AND PLAN OF MERGER, dated as of July 11, 2003 (this “Agreement”), by and among FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation (“Parent”), FNIS ACQUISITION CORP., a Delaware corporation and direct wholly owned subsidiary of Parent (“Sub”), FIDELITY NATIONAL INFORMATION SOLUTIONS, INC., a Delaware corporation (the “Company”), and solely for purpose of Section 5.19, CHICAGO TITLE AND TRUST COMPANY, INC., an Illinois corporation and wholly owned subsidiary of Parent (“Chicago Title”).

W I T N E S S E T H:

      WHEREAS, the Boards of Directors of Parent, Sub, and the Company deem it advisable and in the best interests of their respective corporations and stockholders that Parent and the Company enter into a business combination pursuant to which Parent would acquire the issued and outstanding shares of the Company that it does not already own directly or through its wholly owned subsidiaries;

      WHEREAS, to effect such business combination, upon the terms and subject to the conditions set forth herein and the General Corporation Law of the State of Delaware (the “Delaware Statute”), Sub will merge with and into the Company with the Company continuing as the surviving corporation (the “Merger”);

      WHEREAS, upon consummation of the Merger, the Company will be owned by Parent and Chicago Title;

      WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger and the transactions contemplated thereby shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

      WHEREAS, the Board of Directors of the Company has established a Special Committee thereof (the “Company Special Committee”) and has delegated to the Company Special Committee the authority to, among other things, negotiate the terms and conditions of this Agreement, retain separate outside legal counsel and a separate financial advisor and recommend to the full Board of Directors of the Company whether the Board of Directors of the Company should approve and declare the advisability of this Agreement; and

      WHEREAS, the Company Special Committee, after having consulted with its legal and financial advisors, has determined that the Merger is fair to, and in the best interests of, the holders of Company Common Stock (as defined herein) other than Parent and its subsidiaries, and has recommended to the full Board of Directors of the Company that the Board of Directors of the Company approve and declare the advisability of this Agreement, and the Board of Directors of the Company has, by resolutions duly adopted, approved and declared the advisability of this Agreement; and

      WHEREAS, the Board of Directors of Parent has established a Special Committee thereof (the “Parent Special Committee”) and has delegated to the Parent Special Committee the authority to retain separate outside legal counsel and a separate financial advisor and to make recommendations to the full Board of Directors of Parent as to the terms and conditions of this Agreement and as to whether the Board of Directors of Parent should approve and declare the advisability of this Agreement; and

      WHEREAS, the Parent Special Committee, after having consulted with its legal and financial advisors, has determined that the Merger is fair to, and in the best interests of, the holders of Parent Common Stock (as defined herein) and has recommended to the full Board of Directors of Parent that the Board of Directors of Parent approve and declare the advisability of this Agreement; and

      WHEREAS, by resolutions duly adopted, the respective Boards of Directors of Parent and Sub have approved and declared the advisability of this Agreement;

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

      Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Statute, at the Effective Time, Sub shall be merged with and into the Company. Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of Sub shall cease. Sub and the Company are collectively referred to as the “Constituent Corporations.”

      Section 1.2 Effective Time of the Merger. Subject to the provisions of this Agreement, the Merger shall become effective (the “Effective Time”) upon the filing of a properly executed certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the Delaware Statute, or at such later time as agreed to by the parties and set forth in the Certificate of Merger.

      Section 1.3 Closing. Unless this Agreement shall have been terminated pursuant to Section 7.1, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date (the “Closing Date”) to be mutually agreed upon by the parties hereto, which date shall be no later than the third Business Day after satisfaction of the latest to occur of the conditions set forth in Article 6 (other than those conditions that by their terms are to be satisfied at the Closing), unless another date is agreed to in writing by the parties hereto. The Closing shall take place at Paul, Hastings, Janofsky & Walker LLP, 515 South Flower Street, 25th Floor, Los Angeles, California 90071, unless another place is agreed to in writing by the parties hereto. “Business Day” shall mean any day, other than a Saturday, Sunday or legal holiday on which banks are permitted to close in Los Angeles, California.

      Section 1.4 Effects of the Merger. At the Effective Time: (a) the separate existence of Sub shall cease and Sub shall be merged with and into the Company, with the result that the Company shall be the Surviving Corporation, and (b) the Merger shall have all of the effects provided by the Delaware Statute.

      Section 1.5 Certificate of Incorporation and Bylaws of Surviving Corporation; Directors. At the Effective Time, (a) the Amended and Restated Certificate of Incorporation of the Company (the “Company Certificate of Incorporation”) shall be amended so as to read in its entirety in the form set forth as Exhibit A hereto, and, as so amended, until thereafter and further amended as provided therein and under the Delaware Statute, it shall be the Certificate of Incorporation of the Surviving Corporation, (b) the Bylaws of Sub shall become the Bylaws of the Surviving Corporation until altered, amended or repealed as provided under the Delaware Statute or in the Certificate of Incorporation or Bylaws of the Surviving Corporation, and (c) the directors of Sub shall become the initial directors of the Surviving Corporation, such directors to hold office from the Effective Time until their respective successors are duly elected or appointed as provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation.

      Section 1.6 Exchange of Embedded Shares for Shares of Company Preferred Stock. Prior to the Effective Time, the Company shall file with the Secretary of State of the State of Delaware a properly executed certificate of designations (the “Certificate of Designations”) in the form set forth as Exhibit B hereto designating the powers, preferences, rights and qualifications, limitations and restrictions of the preferred stock, par value $0.001 per share, of the Company (the “Company Preferred Stock”). Immediately prior to the Effective Time, the Company shall cause all of the Embedded Shares to be exchanged for 1,000 shares of Company Preferred Stock.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES

      Section 2.1 Effect of Merger on Capital Stock. At the Effective Time, subject and pursuant to the terms of this Agreement, by virtue of the Merger and without any action on the part of the Constituent Corporations or the holders of any shares of capital stock of the Constituent Corporations:

(a) Capital Stock of Sub. Each issued and outstanding share of common stock, par value $0.001 per share, of Sub (“Sub Common Stock”) shall be cancelled and cease to exist.

(b) Treatment of Certain Company Shares. Each share of common stock of the Company, par value $0.001 per share (“Company Common Stock” and “Company Common Shares” and each, individually, a “Company Common Share”) that is owned by the Company as treasury stock shall be cancelled and shall cease to exist. Each Company Common Share owned by Parent shall remain issued and outstanding and shall represent one share of common stock, $0.001 par value per share, of the Surviving Corporation (“Surviving Corporation Common Stock”). Each share of Company Preferred Stock owned by Chicago Title shall remain issued and outstanding and shall represent one share of preferred stock, par value $0.001 per share, of the Surviving Corporation (“Surviving Corporation Preferred Stock”), with the same rights, powers and privileges of the Company Preferred Stock.

(c) Exchange of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock subject to Section 2.1(b)) shall be converted into the right to receive a number of fully paid and nonassessable shares of common stock, par value $0.0001 per share, of Parent (“Parent Common Stock” and “Parent Common Shares” and each, individually, a “Parent Common Share”) equal to the Exchange Ratio (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding, and shall automatically be cancelled and cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock to be issued in consideration therefor upon the surrender of such certificate in accordance with Section 2.3, without interest, and a cash payment pursuant to Section 2.2(a) in lieu of any fractional shares of Parent Common Stock that otherwise would be issued.

(d) Exchange Ratio. The “Initial Exchange Ratio” shall be 0.830; provided, however, that if the product of the Initial Exchange Ratio multiplied by the average of the daily closing prices per share of Parent Common Stock as reported on the New York Stock Exchange Composite Transactions Tape for the five (5) consecutive trading days ending on and including the trading day immediately preceding the Closing Date (the “Parent Trading Price”), is more than $29.00, then the Exchange Ratio shall be decreased and calculated by multiplying the Initial Exchange Ratio by a fraction, the numerator of which is $29.00 and the denominator of which is the product of the Initial Exchange Ratio multiplied by the Parent Trading Price (such product, the “Implied Company Price”), rounded to the third (3rd) decimal point. The Initial Exchange Ratio as adjusted pursuant to this Section 2.1(d), and to the extent that it may be adjusted pursuant to Section 6.3(e), is referred to herein as the “Exchange Ratio.”

      Section 2.2 Fractional Shares; Adjustments.

      (a) No Fractional Shares. No certificate or scrip representing fractional Parent Common Shares shall be issued upon the surrender for exchange of Company Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Company Common Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Common Share (after taking into account all Company Common Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a Parent Common Share multiplied by the closing sale price of a Parent Common Share (calculated to the nearest $0.0001) on the New York Stock

Exchange Composite Transactions Tape on the date of the Closing, which the Board of Directors of Parent has determined to be the fair value of such shares as of the Closing Date.

      (b) Adjustments for Dilution and Other Matters. If at any time during the period between the date hereof and the Effective Time, any change in the outstanding Parent Common Shares or Company Common Shares, as applicable, or securities convertible or exchangeable into Parent Common Shares or Company Common Shares, as applicable, shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares (other than as contemplated by Section 1.6 above), or any stock or cash dividend or distribution thereon (other than regular quarterly cash dividends) or a record date with respect to any of the foregoing shall occur during such period, the number of Parent Common Shares constituting the Merger Consideration shall be appropriately adjusted to provide to the holders of the Parent Common Shares and the Company Common Shares the same economic effect as contemplated by this Agreement prior to the consummation of such event.

      Section 2.3 Exchange of Certificates.

      (a) Exchange Agent. Promptly after the date hereof, Parent shall appoint a commercial bank or trust company reasonably acceptable to Company as an exchange agent (the “Exchange Agent”) for the benefit of holders of Company Common Shares. Immediately prior to the Effective Time, Parent shall deposit with the Exchange Agent, for exchange in accordance with this Section, through the Exchange Agent, (i) certificates evidencing the total number of Parent Common Shares to be issued in the Merger, and (ii) cash in the amount necessary to pay amounts due pursuant to Section 2.2(a) (such certificates for Parent Common Shares and such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions in accordance with this Article 2, deliver the Parent Common Shares and cash contemplated to be issued pursuant to this Article 2 out of the Exchange Fund. Except as contemplated by Section 2.3(e), Section 2.3(f) or Section 2.3(g) hereof, the Exchange Fund shall not be used for any other purpose.

      (b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall send, or will cause the Exchange Agent to send, to each holder of record of Company Common Shares that were converted into the right to receive Parent Common Shares and cash in lieu of fractional shares pursuant to this Article 2, a letter of transmittal and instructions (which shall be in customary form and specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Company Common Shares to the Exchange Agent), for use in the exchange contemplated by this Section. Upon surrender of a certificate representing Company Common Shares to the Exchange Agent (a “Certificate”), together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole Parent Common Shares and cash which such holder has the right to receive pursuant to the provisions of this Article 2 (after giving effect to any required withholding tax). Until surrendered as contemplated by this Section, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and unpaid dividends and distributions thereon, if any, as provided in this Article 2. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver, in exchange for such lost, stolen or destroyed Certificate, the portion of the Merger Consideration to which such Person is entitled, together with any unpaid dividends and distributions on any such Parent Common Shares, as contemplated by this Article 2. For purposes of this Agreement, “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust, a business, a joint venture or any other entity or organization, including a Governmental Entity.

      (c) Distributions with Respect to Unexchanged Shares. Whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Shares, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all Parent Common Shares issuable pursuant to this Agreement. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Shares constituting part of the Merger Consideration shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until such Certificate is surrendered as provided in this Section. Following such surrender, there shall be paid, without interest, to the Person in whose name the Parent Common Shares have been registered (i) at the time of such surrender, the amount of dividends or other distributions with a record date at or after the Effective Time previously paid or payable on the date of such surrender with respect to such whole Parent Common Shares, less the amount of any withholding taxes that may be required with respect thereto, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date at or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Parent Common Shares, less the amount of any withholding taxes that may be required with respect thereto.

      (d) No Further Registration of Company Common Shares. After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on Company’s stock transfer books of Company Common Shares outstanding immediately prior to the Effective Time (except as provided in Section 2.1(b) above). If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section (except as provided in Section 2.1(b) above).

      (e) Return of Merger Consideration. Upon demand by Parent, the Exchange Agent shall deliver to Parent any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section that remains undistributed to holders of Company Common Shares one year after the Effective Time. Holders of Certificates who have not complied with this Section prior to such demand shall thereafter look only to Parent for payment of any claim to the Merger Consideration and dividends or distributions, if any, in respect thereof.

      (f) No Liability. To the fullest extent permitted by law, neither the Exchange Agent, Parent, Sub nor the Company shall be liable to any holder of shares of Company Common Stock or Parent Common Stock, as the case may be, for shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Subject to applicable law and public policy, if any Certificate shall not have been surrendered immediately prior to the date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, then any Merger Consideration payable in respect of such Certificate shall, to the extent permitted by applicable law and public policy, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

      (g) Withholding Rights. Parent shall be entitled to deduct and withhold from the Merger Consideration (and any dividends or distributions thereon) otherwise payable hereunder to any Person such amounts as it is required to deduct and withhold with respect to the mailing of such payment under any provision of federal, state, local or foreign income tax law. To the extent that Parent so withholds those amounts, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Shares in respect of which such deduction and withholding was made by Parent.

      Section 2.4 Stock Options.

      (a) Each option to purchase shares of Company Common Stock (a “Company Option”) granted under any stock option or compensation plan or arrangement of the Company (the “Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, at the Effective Time, cease to represent a right to acquire shares of Company Common Stock and shall, at the Effective Time, be assumed by Parent and converted into an option to purchase shares of Parent Common Stock (a “Parent Option”) on the same terms and conditions as were applicable under such Company Option and the relevant Stock Plan. The number of shares of Parent Common Stock subject to each such Parent Option shall be the number of shares of Company Common Stock subject to each such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded up, if necessary, to the nearest whole share of Parent Common Stock, and such Parent Option shall have an exercise price per share (rounded to the nearest cent) equal to the per share exercise price specified in such Company Option divided by the Exchange Ratio; provided, however, that, in the case of any Company Option to which Section 421 of the Code applies immediately prior to the Effective Time by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

      (b) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Options appropriate notices setting forth such holder’s rights pursuant to this Agreement and the respective Stock Plans and agreements evidencing the grants of such Company Options and stating that such Stock Plans, Company Options and agreements have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.4 after giving effect to the Merger and the terms of the Stock Plans).

      (c) Prior to the Effective Time, the Company shall take all necessary action to provide for the assumption and conversion of all Company Options as contemplated by this Section 2.4. Parent shall reserve for issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Parent Options as a result of the assumption by Parent of Company Options as contemplated by this Section 2.4. As soon as practicable following the Effective Time (and in any event not later than two Business Days following the Effective Time), Parent shall file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms) with respect to the shares of Parent Common Stock subject to such Parent Options and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Options remain outstanding.

      Section 2.5 Company Warrants. Each warrant to purchase shares of Company Common Stock (a “Company Warrant”) granted under a warrant agreement of the Company that is outstanding immediately prior to the Effective Time shall, at the Effective Time, cease to represent a right to purchase shares of Company Common Stock and shall at the election of Parent and at the Effective Time, either represent a right to purchase shares of Parent Common Stock or be converted into a warrant to purchase shares of Parent Common Stock (a “Parent Warrant”), in each case on substantially the same terms and conditions as were applicable under such Company Warrant. Prior to the Effective Time, the Company shall take all action necessary to enable Parent to make either of such elections. All Company Warrants issued to Parent and outstanding immediately prior to the Effective Time shall, at the Effective Time, be cancelled and shall cease to exist. The number of shares of Parent Common Stock subject to each such Company Warrant or Parent Warrant, as the case may be, shall be the number of shares of Company Common Stock subject to each such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded up, if necessary, to the nearest whole share of Parent Common Stock, and such Company Warrant or Parent Warrant, as the case may be shall have an exercise price per share (rounded to the nearest cent) equal to the per share exercise price specified in such Company Warrant divided by the Exchange Ratio. Parent shall reserve for issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Parent Warrants as a result of the assumption by Parent of Company Warrants as contemplated by this Section 2.5. Notwithstanding the foregoing, any adjustment to the number of shares receivable upon exercise of a Parent Warrant or a Company Warrant or to the exercise price pursuant to this Section 2.5 shall not be duplicative of any such adjustments that occur pursuant to the terms of the underlying Company Warrant.

      Section 2.6 Company ESPP. At the Effective Time, all Company employees will be eligible to become participants in Parent’s Amended and Restated Employee Stock Purchase Plan adopted by the Board of Directors of Parent on April 24, 2001 (the “Parent ESPP”) with credit for time of service with the Company and credit for time of participation in the Company Employee Stock Purchase Plan adopted October 1, 2001 by the Board of Directors of the Company (the “Company ESPP”) for all purposes including eligibility to participate in the Parent ESPP and to receive matching contributions pursuant to the Parent ESPP. At the Effective Time, all Company employees who are then participants in the Company ESPP shall automatically become participants in the Parent ESPP, and the Company ESPP will be terminated in accordance with its provisions.

      Section 2.7 Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest, perfect or confirm of record or otherwise establish in the Surviving Corporation full right, title and interest in, to or under any of the assets, property, rights, privileges, powers and franchises of the Company and Sub, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of each of the Constituent Corporations or otherwise to take all such lawful and reasonably necessary or desirable action.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Parent and Sub as follows, except as set forth in (i) the Company SEC Reports, and (ii) the disclosure letter delivered by the Company to Parent on or prior to the date hereof (the “Company Disclosure Letter”), provided that the Company makes no representations or warranties with respect to Parent, its subsidiaries and affiliates, other than the Company and its subsidiaries:

Section 3.1 Organization and Qualification. Each of the Company and its subsidiaries is a corporation, partnership or limited liability company, duly incorporated or organized, validly existing and, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, and has the requisite corporate, partnership or limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have any of such franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals or orders would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and its subsidiaries is, as applicable, duly qualified or licensed as a foreign corporation or other entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so duly licensed or qualified and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. Other than wholly owned subsidiaries (all of which are disclosed in the Company SEC Reports) and except as disclosed in the Company SEC Reports, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in any Person.

In this Agreement, “Company Material Adverse Effect” shall mean any change, event, circumstance or effect that is or is reasonably likely to be (i) materially adverse to the business, results of operations, assets or liabilities, or financial condition of the Company and its subsidiaries taken as a whole or (ii) materially adverse to the ability of the Company to perform its obligations under this Agreement or consummate the Merger and the other Transactions; provided, however, that Company Material Adverse Effect shall not be deemed to include any change, event, circumstance or effect relating to or arising from (w) changes in general economic or securities market conditions, (x) the commencement or escalation of war or other national or international calamity, including without limitation acts of terrorism directly or indirectly involving the United States, (y) the public announcement of the Transactions or actions taken by the Company or its subsidiaries in connection with the Transactions as contemplated by this Agreement, or (z) actions taken or failed to be taken by Parent or its subsidiaries, other than the Company and its subsidiaries, in connection with the Transactions as contemplated by this Agreement.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists solely of 200,000,000 Company Common Shares and 2,000,000 shares of preferred stock. As of May 31, 2003, there were outstanding (i) 39,775,611 Company Common Shares, (ii) no shares of Company preferred stock, (iii) stock options (or binding obligations to issue stock options) to purchase an aggregate of up to 4,931,287 Company Common Shares, (iv) warrants (or binding obligations to issue warrants) to purchase an aggregate of up to 969,346 Company Common Shares (of which warrants to purchase an aggregate of 969,346 Company Common Shares were currently exercisable), and (v) rights to purchase Company Common Shares pursuant to the Company ESPP. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable.

(b) As of the date hereof, except (i) as set forth in this Section 3.2, (ii) for changes after the date of this Agreement resulting from the grant of stock options in the ordinary course of business consistent with past practice and the exercise of Company Options or Company Warrants outstanding on the date of this Agreement, or (iii) for issuances of Company Common Shares after the date of this Agreement pursuant to the Company ESPP in accordance with its terms (subject to any amendments of such terms in accordance with the terms of the Company ESPP), there are no outstanding (x) shares of capital stock or other voting securities of the Company, (y) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or its subsidiaries, or (z) options or other rights to acquire from the Company, and there is no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (x), (y) and (z) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no preemptive or other similar rights available to the holders of any Company Securities. Except as otherwise contemplated by this Agreement, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, shall result in the acceleration of vesting of any Company Option or Company Warrant or otherwise result in any change to the terms of any Company Option or Company Warrant other than the conversion set forth in Section 2.4 or 2.5, as the case may be.

(c) All of the outstanding shares of capital stock of, or other ownership interest in, each subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding capital stock of, or other ownership interest which is owned, directly or indirectly, by the Company in, each of its subsidiaries is owned free and clear of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind (including any limitation or restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company’s subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of its subsidiaries, (ii) options, warrants or other rights to acquire from the Company or any of its subsidiaries, and no other obligation of the Company or any of its subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any of its subsidiaries or (iii) obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any of its subsidiaries or any capital stock of, or other ownership interests in, any of its subsidiaries.

Section 3.3 Authority Relative to this Agreement; Board Approval.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to obtaining the approval of the stockholders of the Company of this Agreement, to consummate the transactions contemplated by this Agreement (the “Transactions”). Assuming the accuracy of the representations of Parent in Section 4.3(b), the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval of this Agreement by the holders of a majority of the outstanding Company Common Shares (the “Company Stockholder Approval”), which approval is the only approval required to consummate the Transactions). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Sub, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (x) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally and (y) the availability of specific performance or injunctive relief and other equitable remedies.

(b) The Board of Directors of the Company, based on the recommendation of the Company Special Committee (which recommendation was a condition to the approval of the Company’s Board of Directors set forth in clause (i) of this sentence) has, prior to the execution of this Agreement, (i) approved this Agreement and the Transactions (including for purposes of Section 144 of the Delaware Statute), (ii) determined that the Merger is fair to and in the best interests of its stockholders other than Parent, Chicago Title or any of their affiliates (the “Company Public Stockholders”), (iii) declared this Agreement and the Transactions advisable, and (iv) recommended that the stockholders of the Company approve this Agreement and the Transactions. This Agreement and the Transactions have been approved by the unanimous vote of the members of the Company Special Committee, the unanimous vote of the members of the Board of Directors of the Company present at the meeting (excluding the directors of the Company that are also directors or officers of Parent), and the vote of a majority of the members of the Board of Directors of the Company.

Section 3.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of its obligations hereunder and the consummation of the Transactions by the Company will not, (i) conflict with or violate the Company Certificate of Incorporation or the Restated By-Laws of the Company (the “Company Bylaws”) or the equivalent organizational documents of any of the Company’s subsidiaries; (ii) subject to obtaining the Company Stockholder Approval in accordance with the Delaware Statute and the Company Certificate of Incorporation and Company Bylaws and compliance with the requirements set forth in Section 3.4(b), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which any of their respective properties is bound or affected; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or alter the rights or obligations of any third party or the Company or its subsidiaries under, or give to others any rights of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on, any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties are bound or affected, except, in the cases of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences, as the case may be, that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of its obligations hereunder and the consummation of the Transactions by the Company will not, require any consent, approval, authorization or permit of, or registration or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”), except (i) the filing of documents to satisfy the applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and state takeover laws, (ii) the filing and effectiveness of the Form S-4, including the Proxy Statement/ Prospectus in definitive form relating to the Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the Secretary of State of other states in which the Company is qualified to transact business as a foreign corporation, and (iv) filings under the rules and regulations of the New York Stock Exchange (the “NYSE”) and the National Association of Securities Dealers, Inc. (the “NASD”).

Section 3.5 Compliance with Laws.

The Company and its subsidiaries are in compliance with (i) all laws, rules, regulations, orders, judgments and decrees applicable to the Company or any of its subsidiaries or by which any of their respective properties are bound and (ii) the terms of all Material Contracts to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties are bound, except for where any such noncompliance does not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in the Company SEC Reports, no investigation or review by any Governmental Entity with respect to the Company or its subsidiaries is pending, or, to the knowledge of the Company, threatened, nor to the knowledge of the Company has any Governmental Entity indicated an intention to conduct the same, except for any such investigation or review or potential investigation or review which does not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6 SEC Filings; Financial Statements; Material Contracts.

(a) The Company has filed with the Securities and Exchange Commission (the “SEC”) all reports, schedules, registration statements and definitive proxy statements required to be filed by the Company with the SEC since January 1, 2001 (the “Company SEC Reports”); provided that, if the Company amends any of the Company SEC Reports, such amendment shall not mean or imply that any representation or warranty in this Agreement was not true when made or became untrue thereafter. As of their respective dates, the Company SEC Reports and any forms, reports and other documents filed by the Company with the SEC after the date of this Agreement (i) complied or will comply in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable thereto, in each case, as in effect on the date of the applicable filing, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) or will not at the time they are filed contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, provided, however, that no representation is made with respect to information included in the Company SEC Reports that was provided in writing by Parent or Sub. None of the Company’s subsidiaries is required to file any reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports complied as to form with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q or the Exchange Act regulations promulgated by the SEC), and fairly presented the consolidated financial position of the Company and its consolidated subsidiaries in all material respects as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated (subject, in the case of the unaudited interim financial statements, to normal audit adjustments which were not and are not expected, individually or in the aggregate, to be material in amount).

(c) Neither the Company nor any subsidiary is a party or is subject to any note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, instrument, bid or proposal that is required to be filed as an exhibit to the Company’s Annual Report on Form 10-K (each a “Material Contract”) that has not been filed by the Company in its Form 10-K for its fiscal year ended December 31, 2002 or in a Company SEC Report filed since such date and prior to the date of this Agreement. Section 3.6(c) of the Company Disclosure Letter sets forth a true and complete list of the Material Contracts in effect as of the date of this Agreement or executed prior to the date of this Agreement with an effective date after the date of this Agreement, true and complete copies of which have been made available to Parent. Each Material Contract is in full force and effect and constitutes a legal, valid, binding and enforceable obligation of the Company or the applicable subsidiary to the extent any such entity is a party thereto and, to the knowledge of the Company, each other party thereto, except as the enforceability thereof (with respect to each other party thereto) may be limited by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

Section 3.7 No Material Undisclosed Liabilities. Section 3.7 of the Company Disclosure Letter lists all liabilities of the Company and its subsidiaries with respect to any “off balance sheet”, loss sharing or loss guarantee and contingent purchase agreements or other similar arrangements with respect to which the Company or its subsidiaries may incur liabilities in excess of $500,000. There are no liabilities of the Company or of any subsidiary of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, with respect to which the Company or its subsidiaries may incur liabilities in excess of $500,000, other than:

(i) liabilities or obligations disclosed or provided for in the financial statements of the Company contained in the Company SEC Reports or disclosed in the notes thereto; and

(ii) liabilities or obligations incurred or arising in the ordinary course of business, consistent with past practice, after the date of the Company’s balance sheet included in the Company’s filing on Form 10-Q relating to the quarter ended March 31, 2003 or arising under this Agreement or incurred in connection with the Transactions.

Section 3.8 Absence of Certain Changes. Since March 31, 2003, except as disclosed in the Company SEC Reports filed since such date or as contemplated by this Agreement, the Company and its subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

(a) any action, event, occurrence, development, change in method of doing business, or state of circumstances or facts that, individually or in the aggregate, has had or would be reasonably likely to have a Company Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any Company Common Shares (other than regular quarterly cash dividends) or any repurchase, redemption or other acquisition by the Company or any of its subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its subsidiaries;

(c) any Material Contract entered into by the Company or any of its subsidiaries, or any judgment, order, decree or settlement to which the Company or any of its subsidiaries is a party, or which relates to its assets or business (including without limitation the acquisition or disposition of any assets), in each case material to the Company and its subsidiaries taken as a whole, or any relinquishment by the Company or any of its subsidiaries of any material right under a Material Contract, other than in the ordinary course of business consistent with past practice or agreed to in writing by Parent; or

(d) any change by the Company in accounting principles or methods (other than as required by GAAP or Regulation S-X of the Exchange Act).

Section 3.9 Registration Statement; Proxy Statement/ Prospectus. None of the information to be supplied by the Company (as such information may be amended or supplemented in accordance with the procedures set forth in Section 5.4 prior to the effectiveness of the Form S-4, or prior to the date the Proxy Statement/ Prospectus is mailed to the stockholders of the Company, or prior to the Effective Time, as the case may be) specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of the Parent Common Stock in or as a result of the Merger (as supplemented or amended prior to the Effective Time, the “Form S-4”) will, at the time the Form S-4 is initially filed with the SEC and at the time the

Form S-4 initially becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; and (b) the Proxy Statement/ Prospectus will, at the date the Proxy Statement/ Prospectus is mailed to the stockholders of the Company and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, provided, however, that the Company makes no representation or warranty with respect to any information provided by or required to be provided by Parent, Sub or their auditors, legal counsel or financial advisors specifically for use in the Form S-4 or the Proxy Statement/ Prospectus. The Proxy Statement/ Prospectus (as supplemented or amended prior to the Effective Time) relating to this Agreement and the Transactions will comply as to form with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

Section 3.10 Brokers. Other than Jefferies & Company, Inc. (the “Special Committee Banker”), no broker, finder or investment banker is entitled to any brokerage, finders’ or other fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company or the Company Special Committee.

Section 3.11 Opinion of Financial Advisor. The Company Special Committee has received the written opinion, dated July 11, 2003, of the Special Committee Banker that, as of July 11, 2003, the Merger Consideration is fair to the Company Public Stockholders (excluding employees and directors of Parent) from a financial point of view, a copy of which opinion has been delivered to Parent. The Company has been authorized by the Special Committee Banker to include such opinion in its entirety in the Proxy Statement/ Prospectus.

Section 3.12 Employee Benefit Plans.

(a) The Company has delivered a true and complete list of, and made available to Parent (including all amendments and the most recent written summary plan descriptions and annual report (Form 5500 Series), if applicable), all material pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other material incentive or employee benefit plans, arrangements or agreements, whether arrived at through collective bargaining or otherwise, including, without limitation, all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by the Company or any Person required to be aggregated with the Company pursuant to Section 414 of the Code for the benefit of current or former employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which current or former employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate, excluding any such plans, arrangements or agreements that are offered or maintained by Parent (collectively, the “Company Benefit Plans”). Any of the Company Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as an “ERISA Plan.” No Company Benefit Plan within the past six years is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”).

(b) (i) Each of the Company Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code; (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter (copies of which letters will be made available to Parent upon request), and, to the knowledge of the Company, there are no existing circumstances or any events that have occurred that would be reasonably expected to affect adversely the qualified status of any such Company Benefit Plan; (iii) no Company Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of the Company or its subsidiaries, or (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary); (iv) there are no pending or, to the Company’s knowledge, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto; and (v) there has been no amendment to, or written interpretation or announcement (whether or not written) relating to, any Company Benefit Plan which would materially increase the expense of maintaining such Company Benefit Plans in the aggregate above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2002, other than such amendments, interpretations or announcements required under applicable laws or as provided under terms in effect as of the date hereof.

(c) No Company Benefit Plan is subject to Title IV or Section 302 of ERISA, and no circumstances exist that could result in material liability to the Company under Title IV or Section 302 of ERISA.

(d) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (nor any termination of employment in connection with the Transactions) will (i) result in any payment becoming due to any current or former director or employee of the Company or any of its affiliates from the Company or any of its affiliates under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits, except for any payments or vesting which would occur upon a termination of employment absent the consummation of the Transactions or which arise under any plan, agreement or arrangement offered or maintained by Parent.

Section 3.13 Tax Matters.

(a) To the Company’s knowledge, all material tax returns, statements, reports and forms (collectively, the “Company Returns”) required to be filed with any taxing authority by, or with respect to, the Company and its subsidiaries were filed on a timely basis and were true, complete and correct in all material respects;

(b) the Company and its subsidiaries have timely paid all taxes (which for purposes of this Section 3.13 shall include interest, penalties and additions to tax with respect thereto) shown as due and payable on the Company Returns;

(c) to the Company’s knowledge, the Company and its subsidiaries have made adequate provision in the financial statements contained in the Company SEC Reports for all taxes required to be paid, but not yet paid, for periods ending on or before the dates thereof;

(d) to the Company’s knowledge, no taxing authority has asserted or initiated or threatened to assert or initiate any action, suit, proceeding or claim against the Company or any of its subsidiaries;

(e) there is no application pending for approval of a change in accounting methods;

(f) to the Company’s knowledge, except for any year for which the applicable statute of limitations has expired, neither the Company nor any of its subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent;

(g) to the Company’s knowledge, except for any year for which the applicable statute of limitations has expired, neither the Company nor any of its subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other Person with respect to taxes or to compensate any third party for any tax payment or tax liability under a tax sharing or similar agreement (except in the ordinary course of business); and

(h) neither the Company nor any of its subsidiaries has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

Section 3.14 Litigation. Except as disclosed in the Company SEC Reports, there are no claims, actions, suits, investigations or proceedings pending or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries, before any arbitrator or Governmental Entity that, individually or in the aggregate, would, or would reasonably be expected to, have a Company Material Adverse Effect.

Section 3.15 Transactions with Affiliates. Except as disclosed in the Company’s most recent proxy statement filed with the SEC and except as contemplated hereby (including the Company Disclosure Letter), neither the Company nor any of its directors, executive officers or other affiliates (i) is a party to, or is an officer, director, employee, consultant, distributor, supplier or vendor of any entity which is a party to, any contract with the Company or any of its subsidiaries that would be required to be disclosed in a proxy statement filed by the Company pursuant to the Exchange Act; or (ii) claims to have any direct or indirect ownership or leasehold interest (other than through ownership of Company Common Shares, Company Options or securities registered under Section 12 of the Exchange Act or in respect of which filings are made with the SEC pursuant to Section 15(d) of the Exchange Act) in the property, real or personal, tangible or intangible, owned or used by the Company and its subsidiaries.

Section 3.16 Directors’ and Officers’ Insurance Policies. Section 3.16 of the Company Disclosure Letter lists the Company’s directors’ and officers’ insurance policies as in effect on the date hereof. The Company has not received any notice of cancellation or termination of any of such directors’ and officers’ insurance policies.

Section 3.17 Takeover Statutes. Assuming no Person has become an “interested stockholder” (as defined in Section 203 of the Delaware Statute) of Parent since August 1, 2001, and further assuming that Parent has not taken any action to create an “interested stockholder” in the Company by virtue of Parent’s ownership interest in the Company, the Board of Directors of the Company and the Company Special Committee have taken all appropriate and necessary action to render any anti-takeover statute or regulation, including Section 203 of the Delaware Statute (each, a “Takeover Statute”), inapplicable to this Agreement, the Merger, the other Transactions and any other transaction involving Parent or its affiliates (including Chicago Title) prior to the date hereof to which any such Takeover Statute would otherwise have been applicable.

Section 3.18 Environmental Matters.

(a) With such exceptions as would not in the aggregate be reasonably likely to have a Company Material Adverse Effect: (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received or made by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, threatened by, any Person against the Company or any subsidiary, with respect to any applicable Environmental Law; (ii) the Company and its subsidiaries are and have been in compliance with all applicable Environmental Laws; and (iii) there are no liabilities or obligations of the Company or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, direct or indirect, determined, determinable or otherwise, arising under or relating to any Environmental Law (including, without limitation, liabilities or obligations relating to divested properties or businesses or predecessor entities), and, to the Company’s knowledge, there are no facts, conditions, situations or set of circumstances that have resulted or could reasonably be expected to result in, or be the basis for, any such liabilities or obligations.

(b) For the purposes of this Agreement, the term “Environmental Laws”means any international, national, provincial, regional, federal, state, local, municipal, and foreign statutes, laws (including, without limitation, common law), judicial decisions, decrees, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits or governmental agreements or other requirements relating to human health and safety, to the environment, including, without limitation, natural resources, or to pollutants, contaminants, wastes, chemicals, petroleum products, by-products or additives, asbestos, asbestos-

containing material, polychlorinated biphenyls, radioactive material, hazardous substances or wastes, or any other substance (including any product) regulated as harmful or potentially harmful to human health or the environment.

Section 3.19 Labor Relations.

(a) There is no charge pending or, to the Company’s knowledge, threatened before any arbitrator or Governmental Entity against the Company or any subsidiary alleging, with respect to any employee or employees of the Company or any subsidiary, any violation of any statute or regulation relating to employment and employment practices, any violation of any collective bargaining agreement, any unlawful discrimination in employment practices, or any unfair labor practices, which charge would reasonably be expected to have a Company Material Adverse Effect.

(b) There are no labor strikes and, to the knowledge of the Company, there are no pending or threatened union organizing efforts, labor strikes, disputes, slow-downs or work stoppages pending or threatened against the Company or any subsidiary.

(c) No employees of the Company or any subsidiary are covered by any collective bargaining agreement with respect to their employment with the Company or any subsidiary, and no collective bargaining agreement or other labor union agreement for employees of the Company or any subsidiary with respect to their employment with the Company or any subsidiary is currently being negotiated or pending negotiation by the Company or any subsidiary.

(d) There has been no concerted work stoppage with respect to the business activities of the Company or any subsidiary during the last three years.

(e) To the knowledge of the Company, there is no complaint against the Company or any subsidiary issued by or pending before the National Labor Relations Board.

Section 3.20 Insurance.

The Company and its subsidiaries maintain in force insurance policies and bonds in such amounts and against such liabilities and hazards as are consistent with industry practice. Sections 3.16 and 3.20 of the Company Disclosure Letter set forth a complete list of all material insurance policies maintained by the Company or its subsidiaries, including the names of the carriers of such insurance policies and the expiration dates and retention terms thereof. Neither the Company nor any subsidiary is liable or has received written notice that it will become liable for any retroactive premium adjustment not reflected in the financial statements contained in the Company SEC Reports or otherwise provided for as set forth on Section 3.20 of the Company Disclosure Letter. All policies maintained by the Company and its subsidiaries are valid and enforceable and in full force and effect (except as the enforceability of any such policy may be limited by the insurer’s bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles), all premiums in respect thereof that are due and payable have been timely paid, and neither the Company nor any subsidiary has received any written notice of any premium increase or cancellation with respect to any of the insurance policies or bonds set forth in the Company Disclosure Letter. There are no claims pending with respect to insurance policies maintained by the Company or its subsidiaries as to which the insurer has denied liability or is reserving its rights, and all material claims have been timely and properly filed. Section 3.20 of the Company Disclosure Letter sets forth a complete list of all claims pending under the insurance policies maintained by the Company or its subsidiaries as of the date hereof. Since December 31, 2001, neither the Company nor any subsidiary has been refused any insurance coverage sought or applied for, and the Company has no reason to believe that its or its subsidiaries’ existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought. There are no pending or, to the knowledge of the Company, threatened terminations or premium increases for the current policy period with respect to any of such policies or bonds. To the knowledge of the Company, there is no condition or circumstance applicable to the Company which could result in any such termination or increase, and the Company is in compliance in all material respects with the conditions contained in such policies or bonds.

Section 3.21 Properties. The Company and each of its subsidiaries has good and marketable title, free and clear of all liens, claims, encumbrances and restrictions (except liens, claims, encumbrances or restrictions arising under any existing bank agreements as described in the Company SEC Reports and liens for taxes not yet due and payable and such liens, claims, encumbrances or restrictions that, individually or in the aggregate, do not, and would not, result in a Company Material Adverse Effect), to all property and assets described in the Company SEC Reports as being owned by it. All leases for real property to which the Company or any subsidiary is a party are valid and binding and no default by the Company or its subsidiaries has occurred or is continuing thereunder which has had or is reasonably likely to have a Company Material Adverse Effect. The Company and its subsidiaries enjoy peaceful and undisturbed possession under all such leases to which any of them is a party as lessees with such exceptions as do not materially interfere with the uses made by the Company or such subsidiary. There are no liens on any of the assets of the Company or any subsidiary that arose in connection with any failure (or alleged failure) to pay any taxes when due.

Section 3.22 Intellectual Property. To the knowledge of the Company and its subsidiaries, and except as would otherwise not have a Company Material Adverse Effect:

(a) The Company and each of its subsidiaries owns or has valid license to all Intellectual Property used in the ordinary course of its respective business as such business currently or historically operates (“Company Intellectual Property”). There is no contract to which the Company or any subsidiary is a party pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Company Intellectual Property. The Company and each of its subsidiaries have taken all commercially reasonable measures to protect the proprietary nature of each item of Company Intellectual Property considered confidential, and to maintain in confidence all trade secrets and confidential information that they presently own and use. All patents, trademarks, service marks, and copyrights owned or used by the Company or any subsidiary are valid, enforceable, and subsisting.

As used in this Agreement, “Intellectual Property” means the following, in tangible or intangible form: (a) all inventions, discoveries, improvements, ideas, know-how, methodology, processes, and other proprietary technology, as well as all United States and foreign patents and patent applications (including reissues, continuations, continuations-in-part, divisionals, re-examinations, renewals or extensions thereof); (b) all software, algorithms, source code, object code data structures, data bases and flow charts, and any customizations and modifications of the foregoing; (c) all copyrights and copyrightable works, including, but not limited to, mask works, writings, designs, or other original works of authorship and derivative works thereof (including those for which registration has been applied, which are registered, or which are unregistered); (d) all United States and foreign trademarks, service marks, trade names and other names, slogans and logos (including those for which registration has been applied, which are registered, or which are unregistered); (e) all trade secrets, including, but not limited to, confidential and other non-public information for which there exists a right in any jurisdiction to limit the use or disclosure thereof; and (f) all Internet web sites, domain names, and registrations or applications for registration thereof.

(b) With respect to each item of Company Intellectual Property that is not Company Third Party Intellectual Property (as used herein, “Company Third Party Intellectual Property” means Intellectual Property that is owned by a third party and licensed to the Company or its subsidiaries): (i) the Company or its subsidiaries exclusively own and possess all right, title and interest in and to such item free and clear of any lien or encumbrance; (ii) such item is not subject to any outstanding judgment, order, decree, stipulation or injunction; and (iii) the Company and its subsidiaries have the sole and exclusive right to bring actions for infringement or unauthorized use of such item. Neither the Company nor any of its subsidiaries is a party to any oral license, sublicense or agreement which, if reduced to written form, would be required to be listed in Section 3.6(c) of the Company Disclosure Letter.

(c) With respect to each item of Company Third Party Intellectual Property: (i) the Company or its subsidiaries has a valid right to use such item free and clear of any lien or encumbrance; (ii) neither the Company nor any of its subsidiaries is subject to any outstanding judgment, order, decree, stipulation or injunction relating to such Company Third Party Intellectual Property; (iii) neither the Company nor any of its subsidiaries is in material breach or default thereunder, and, no other party to such license, sublicense or other agreement is in material breach or default thereunder; and (iv) no event has occurred which with notice or lapse of time would constitute a material breach or default by the Company or its subsidiaries, or permit termination, modification or acceleration thereunder by the other party thereto.

(d) Neither the Company nor any of its subsidiaries: (i) is a party to any suit, action or proceeding which involves a claim of infringement or misappropriation of any patent, copyright or trade secret right by the Company or any of its subsidiaries against any third party; (ii) has provided written notice to any third party alleging infringement or misappropriation of the Company’s and its subsidiaries’ patents, copyrights or trade secrets; (iii) is a party to any suit, action or proceeding which involves a claim of infringement or misappropriation of any patent, copyright or trade secret by a third party against the Company or any of its subsidiaries; or (iv) has received any written notice from any third party alleging infringement or misappropriation of such third party’s patents, copyrights or trade secrets. The development, manufacturing, marketing, licensing, use or sale of the software that is marketed or licensed (the “Company Products”) by the Company and its subsidiaries to their customers or the performance of the services offered by the Company and its subsidiaries in the ordinary course of their respective businesses do not currently conflict with, misappropriate, make unauthorized use of, or infringe upon, and have not conflicted with, misappropriated, made unauthorized use of, or infringed upon, any patent, copyright or trade secret right of any third party. No other Person is infringing upon, misappropriating, or making any unlawful or unauthorized use of, and no Intellectual Property owned or used by any other Person infringes upon or conflicts with, any Company Intellectual Property.

(e) The execution and delivery of this Agreement by the Company and the consummation of the Transactions will neither cause the Company and its subsidiaries to be in violation or default under any agreement relating to Company Intellectual Property nor terminate nor modify nor entitle any other party to any license, sublicense or agreement to terminate or modify such license, sublicense or agreement (including any modification to pricing terms), nor result in the loss or impairment of any Company Intellectual Property.

(f) Neither the Company nor any of its subsidiaries has received written notice from any of its current or prior officers or employees or from any “preferred” agents, consultants, contractors and subcontractors which are involved in the development, support, customization, installation, maintenance or modification of any Company Intellectual Property claiming any ownership interest in any Company Intellectual Property as a result of having been involved in the development of such property while employed by or performing services for the Company or its subsidiaries.

(g) All material software that is included in the Company Intellectual Property (that is not Company Third Party Intellectual Property) is protectable under applicable copyright law and has not been forfeited to the public domain and has been registered with the U.S. Copyright Office or is eligible for registration. The Company and its subsidiaries have retained copies of all major releases or separate versions of the material software included in the Company Intellectual Property (that is not Company Third Party Intellectual Property) and source code thereto.

(h) The Company’s unmodified version of the Company Products conforms in all material respects with the documentation prepared by the Company in respect of such Company Products. There are no material defects, malfunctions or nonconformities in the unmodified version of the Company Products that cause the unmodified version of the Company Products, as properly installed, not to perform the functions for which they are intended, on the whole, as provided in the Company’s documentation. There are no material errors in any documentation, specifications, manuals, and user guides associated with or used or produced in the development, maintenance or marketing of the Company Intellectual Property (that is not Company Third Party Intellectual Property). No software contained in the Company’s Intellectual Property contains any virus that would cause such software to malfunction and would prevent such software from materially performing the functions for which it is intended.

(i) The Company Intellectual Property (that is not Company Third Party Intellectual Property) was developed exclusively by employees and contractors of the Company within the scope of such employees’ employment or such contractor’s contract.

(j) Neither the Company nor any subsidiary has (x) licensed any of its Company Intellectual Property to any Person on an exclusive basis, or (y) is currently subject to any covenant not to compete or contract limiting its ability to exploit fully any Company Intellectual Property or to transact business in any market or geographical area or with any Person.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

      Parent and Sub jointly and severally represent and warrant to the Company, as follows, except as set forth in (i) the Parent SEC Reports and (ii) the disclosure letter delivered by Parent to the Company on or prior to the date hereof (the “Parent Disclosure Letter”), provided that Parent and Sub make no representations or warranties with respect to Company and its subsidiaries:

Section 4.1 Organization and Qualification. Each of Parent, Sub and Parent’s “Significant Subsidiaries” (as defined in Regulation S-X promulgated by the SEC), other than the Company or any of its subsidiaries (the “Parent Significant Subsidiaries”) is a corporation, partnership or limited liability company duly organized, validly existing and, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, and has the requisite corporate, partnership or limited liability power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and the Parent Significant Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each of Parent, Sub and the Parent Significant Subsidiaries is duly qualified or licensed as a foreign corporation to do business and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so duly licensed or qualified and in good standing that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

In this Agreement, “Parent Material Adverse Effect” shall mean any change, event, circumstance or effect that is or is reasonably likely to be (i) materially adverse to the business, financial condition or results of operations of Parent and its subsidiaries, other than the Company and its subsidiaries, taken as a whole or (ii) materially adverse to the ability of Parent or Sub to perform its obligations under this Agreement or consummate the Merger and the other Transactions; provided, however, that Parent Material Adverse Effect shall not be deemed to include any change, event, circumstance or effect relating to or arising from (w) changes in general economic or securities market conditions, (x) the commencement or escalation of war or other national or international calamity, including without limitation acts of terrorism directly or indirectly involving the United States, (y) the public announcement of the Transactions or actions taken by Parent or its subsidiaries (other than the Company and its subsidiaries) in connection with the Transactions as contemplated by this Agreement, or (z) actions taken or failed to be taken by the Company or its subsidiaries in connection with the Transactions as contemplated by this Agreement.

Section 4.2 Capitalization.

(a) The authorized capital stock of Parent consists solely of 150,000,000 Parent Common Shares and 3,000,000 shares of preferred stock. As of May 30, 2003, there were outstanding (i) 137,625,330 Parent Common Shares, (ii) no shares of Parent preferred stock, (iii) no convertible debt securities convertible for Parent Common Shares, (iv) stock options to purchase an aggregate of 11,888,356 Parent Common Shares (of which options to purchase an aggregate of 9,445,332 Parent Common Shares were vested and exercisable), and (v) rights to purchase Parent Common Shares pursuant to the Parent ESPP. All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable.

(b) As of the date hereof, except (i) as set forth in this Section, (ii) for changes after the date of this Agreement resulting from the grant of stock options in the ordinary course of business consistent with past practice and the exercise of stock options outstanding on such date and (iii) for issuances of Parent Common Shares after the date of this Agreement pursuant to the Parent ESPP in accordance with its present terms, there are no outstanding (x) shares of capital stock or other voting securities of Parent, (y) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent, or (z) options or other rights to acquire from Parent, and no obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent (the items in clauses (x), (y) and (z) being referred to collectively as the “Parent Securities”). There are no outstanding obligations of Parent, Sub or any of Parent’s Significant Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities.

Section 4.3 Authority Relative to this Agreement; Board Approval.

(a) Each of Parent and Sub has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and, subject to obtaining the approval of the stockholders of Sub of this Agreement and the Parent Stockholder Approval, to consummate the Transactions. Assuming the accuracy of the representations of the Company in Section 3.3(b), the execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (i) with respect to the Merger, the approval of this Agreement by the holders of a majority of the voting power of Sub Common Stock, which approval is the only approval of Sub required to consummate the Transactions under Sub’s Certificate of Incorporation and the Delaware Statute (the “Sub Stockholder Approval”); (ii) the approval of the NYSE listing application with respect to the issuance of shares of Parent Common Stock in the Merger; and (iii) the approval by the stockholders of Parent (the “Parent Stockholders”) of an amendment to the Parent Certificate of Incorporation increasing the authorized Parent Common Stock. The approval of the Parent Stockholders set forth in clause (iii) above is referred to herein as the “Parent Stockholder Approval.” This Agreement has been duly and validly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the legal and binding obligations of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, subject to (x) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally and (y) the availability of specific performance or injunctive relief and other equitable remedies.

(b) The Board of Directors of Parent, based on the recommendation of the Parent Special Committee, has: (i) approved this Agreement and the Transactions; (ii) determined that the Transactions are fair to and in the best interests of the Parent Stockholders; and (iii) deemed advisable, and resolved to recommend that the Parent Stockholders approve the amendment to the Parent Certificate of Incorporation increasing the authorized Parent Common Stock. Parent has not taken any action in its capacity as a stockholder of the Company that would render the restrictions set forth in Section 203 of the Delaware Statute applicable to this Agreement, the Merger and the other Transactions.

(c) The Board of Directors of Sub has (i) approved this Agreement and the Transactions; and (ii) determined that the Transactions are fair to and in the best interests of the holders of Sub Common Stock.

Section 4.4 No Conflict; Required Filings and Consents.

(a) Subject to the Parent Stockholder Approval, the execution and delivery of this Agreement by Parent and Sub do not, and the performance of their respective obligations hereunder and the consummation of the Transactions by Parent and Sub will not, (i) conflict with or violate the Parent Certificate of Incorporation, Parent Bylaws, Sub’s Certificate of Incorporation, or Sub’s Bylaws; (ii) subject to compliance with the requirements set forth in Section 4.4(b), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent, Sub or Parent’s subsidiaries, other than the Company and its subsidiaries, or by which their respective properties are bound or affected; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or alter the rights or obligations of any third party or of Parent, Sub or Parent’s subsidiaries, other than the Company and its subsidiaries, under, or give to others any rights of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any of the properties or assets of, Parent, Sub or Parent’s subsidiaries, other than the Company and its subsidiaries, pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Sub is a party or by which Parent or Sub or any of their respective properties are bound or affected, except, in the cases of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences, as the case may be, that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Sub do not, and the performance of their respective obligations hereunder and the consummation of the Transactions by Parent and Sub will not, require any consent, approval, authorization or permit of, or registration or filing with or notification to, any Governmental Entity except (i) the filing of documents to satisfy the applicable requirements, if any, of the Exchange Act and state takeover laws, (ii) the filing and effectiveness of the Form S-4, including the Proxy Statement/ Prospectus, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the Secretary of State of other states in which the Company is qualified to transact business as a foreign corporation, (iv) filings under the rules and regulations of the NYSE and the NASD, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications (A) would not prevent or delay consummation of the Merger in any material respect or otherwise prevent or delay in any material respect Parent or Sub from performing their respective obligations under this Agreement or (B) would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.5 Compliance with Laws. Parent and its subsidiaries, other than the Company and its subsidiaries, are in compliance with (i) all laws, rules, regulations, orders, judgments and decrees applicable to Parent or any of its subsidiaries, other than the Company and its subsidiaries, or by which any of their respective properties are bound and (ii) the terms of all Material Contracts to which Parent or any of its subsidiaries, other than the Company and its subsidiaries, is a party or by which Parent or any of its subsidiaries, other than the Company and its subsidiaries, or any of their respective properties are bound, except for where any such noncompliance does not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as set forth in the Parent SEC Reports, no investigation or review by any Governmental Entity with respect to Parent or its subsidiaries, other than the Company and its subsidiaries, is pending, or, to the knowledge of Parent, threatened, nor to the knowledge of Parent has any Governmental Entity indicated an intention to conduct the same, except for any such investigation or review or potential investigation or review which does not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.6 SEC Filings; Financial Statements.

(a) Parent has filed with the SEC all reports, schedules, registration statements and definitive proxy statements required to be filed by Parent with the SEC since January 1, 2001 (the “Parent SEC Reports”); provided that, if Parent amends any of the Parent SEC Reports, such amendment shall not mean or imply that any representation or warranty in this Agreement was not true when made or became untrue thereafter. As of their respective dates, the Parent SEC Reports and any forms, reports and other documents filed by Parent and Sub after the date of this Agreement (i) complied or will comply in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable thereto, in each case as in effect on the date of the applicable filing, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) or will not at the time they are filed contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, provided, however, that no representation is made with respect to information included in the Parent SEC Reports that was provided in writing by the Company.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, had been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q or the Exchange Act regulations promulgated by the SEC) and each fairly presented the consolidated financial position of Parent and its consolidated subsidiaries in all material respects as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated (subject, in the case of the unaudited interim financial statements, to normal audit adjustments which were not and are not expected, individually or in the aggregate, to be material in amount).

Section 4.7 Absence of Certain Changes. Since March 31, 2003, except as disclosed in the Parent SEC Reports filed since such date or as contemplated by this Agreement, Parent and its subsidiaries, other than the Company and its subsidiaries, have conducted their business in the ordinary course consistent with past practice and there has not been any action, event, occurrence, development, change in method of doing business, or state of circumstances or facts that, individually or in the aggregate, has had or would be reasonably likely to have a Parent Material Adverse Effect.

Section 4.8 Registration Statement; Proxy Statement/ Prospectus. None of the information supplied or to be supplied by Parent (as such information may be amended or supplemented in accordance with the procedures set forth in Section 5.4 prior to the effectiveness of the Form S-4, or prior to the date the Proxy Statement/ Prospectus is mailed to the stockholders of the Company, or prior to the Effective Time, as the case may be) in writing specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; and (ii) the Proxy Statement/ Prospectus will, at the date the Proxy Statement/ Prospectus is mailed to the stockholders of the Company and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that, Parent makes no representation or warranty with respect to any information provided by or required to be provided by the Company and/or by its auditors, legal counsel or financial advisors specifically for use in the Form S-4 or the Proxy Statement/ Prospectus. The Form S-4 and the Proxy Statement/ Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, respectively, and the rules and regulations promulgated by the SEC thereunder.

Section 4.9 Brokers. Other than Bear Stearns & Co., Inc. (the “Parent Banker”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or Sub.

Section 4.10 Interim Operations of Sub. Sub is a direct wholly owned subsidiary of Parent and was formed solely for the purpose of engaging in the Merger and the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Sub has authorized 1,000 shares of Sub Common Stock, of which 1,000 are issued and outstanding and owned by Parent.

Section 4.11 Tax Matters.

(a) Neither Parent nor any of its affiliates, other than the Company and its subsidiaries, has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

(b) All material tax returns, statements, reports and forms (collectively, the “Parent Returns”) required to be filed with any taxing authority by, or with respect to, Parent and its subsidiaries, other than the Company and its subsidiaries, were filed on a timely basis and were true, complete and correct in all material respects.

(c) Parent and its subsidiaries, other than the Company and its subsidiaries, have timely paid all taxes (which for purposes of this Section 4.11 shall include interest, penalties and additions to tax with respect thereto) shown as due and payable on the Parent Returns.

Section 4.12 Opinion of Financial Advisor. The Parent Special Committee and Parent’s Board of Directors have received the written opinion, dated July 11, 2003, of the Parent Banker that, as of July 11, 2003, the Exchange Ratio is fair to Parent from a financial point of view, a copy of which opinion has been delivered to the Company. Parent has been authorized by the Parent Banker to include such opinion in its entirety in the Form S-4.

Section 4.13 Litigation. Except as disclosed in the Parent SEC Reports, there are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of Parent, threatened against Parent before any arbitrator or Governmental Entity that, individually or in the aggregate, would, or would reasonably be expected to, have a Parent Material Adverse Effect.

Section 4.14 Transactions with Affiliates. Except as disclosed in Parent’s most recent proxy statement filed with the SEC, neither Parent nor any of its directors, executive officers or other affiliates (i) is a party to, or is an officer, director, employee, consultant, distributor, supplier or vendor of any entity which is a party to, any contract with Parent or any of its subsidiaries that would be required to be disclosed in a proxy statement filed by Parent pursuant to the Exchange Act; or (ii) claims to have any direct or indirect ownership or leasehold interest (other than through ownership of Parent Common Shares, Parent Options or securities registered under Section 12 of the Exchange Act or in respect of which filings are made with the SEC pursuant to Section 15(d) of the Exchange Act) in the property, real or personal, tangible or intangible, owned or used by Parent and its subsidiaries.

Section 4.15 Directors’ and Officers’ Insurance Policies. Section 4.15 of the Parent Disclosure Letter lists Parent’s directors’ and officers’ insurance policies as in effect on the date hereof. Parent has not received any notice of cancellation or termination of any of such directors’ and officers’ insurance policies.

Section 4.16 Environmental Matters. With such exceptions as would not in the aggregate be reasonably likely to have a Parent Material Adverse Effect: (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received or made by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Parent, threatened by, any Person against Parent or any subsidiary, other than the Company and its subsidiaries, with respect to any applicable Environmental Law; (ii) Parent and its subsidiaries, other than the Company and its subsidiaries, are and have been in compliance with all applicable Environmental Laws;

and (iii) there are no liabilities or obligations of Parent or any of its subsidiaries, other than the Company and its subsidiaries, of any kind whatsoever, whether accrued, contingent, absolute, direct or indirect, determined, determinable or otherwise, arising under or relating to any Environmental Law (including, without limitation, liabilities or obligations relating to divested properties or businesses or predecessor entities), and, to Parent’s knowledge, there are no facts, conditions, situations or set of circumstances that have resulted or could reasonably be expected to result in, or be the basis for, any such liabilities or obligations.

Section 4.17 Insurance. Parent and its subsidiaries, other than the Company and its subsidiaries, maintain in force insurance policies and bonds in such amounts and against such liabilities and hazards as are consistent with industry practice.

Section 4.18 Ownership of Company Shares. As of the date hereof, (i) Parent owns 14,450,337 shares of Company Common Stock, and (ii) Chicago Title owns 11,703,801 shares of Company Common Stock (the “Embedded Shares”). Other than Chicago Title, no subsidiary of Parent, including Sub, owns any shares of Company Common Stock.

Section 4.19 Parent Dividends. Parent has no current plan or intention to declare, set aside, or pay any dividends or make any other distribution in respect of its capital stock, except for ordinary quarterly dividends or distributions declared and paid at times and in amounts that are consistent with its past practices.

ARTICLE 5

CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE TIME;

ADDITIONAL AGREEMENTS

      Section 5.1 Information and Access. From the date of this Agreement and continuing until the Effective Time, Parent, as to itself and its subsidiaries (other than Company and its subsidiaries), on the one hand, and the Company, as to itself and its subsidiaries, on the other hand, each agrees that it shall afford and, with respect to clause (b) below, shall cause its independent auditors to afford, (a) to the Representatives of the other reasonable access, upon reasonable advance notice, to its (and their respective subsidiaries’ (other than, in the case of Parent, the Company and its subsidiaries)) properties, books, records (including tax returns filed and those in preparation) and executives and personnel in order that the other may have a full opportunity to make such investigation as it reasonably desires to make of the other consistent with their rights under this Agreement, and (b) to the independent auditors of the other, reasonable access to the audit work papers and other records of its independent auditors. No investigation pursuant to this Section 5.1 shall affect or otherwise obviate or diminish any representations and warranties of any party or conditions to the obligations of any party. No party shall be required to provide access to or to disclose information where such access or disclosure would violate the rights of its customers, jeopardize the attorney-client privilege or contravene any law, rule, regulations, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will use reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

      Section 5.2 Conduct of Business of the Company. Except as contemplated by this Agreement (including Section 5.2 of the Company Disclosure Letter), during the period from the date of this Agreement and continuing until the Effective Time or until the termination of this Agreement pursuant to Section 7.1, the Company and its subsidiaries shall conduct their respective businesses in the ordinary and usual course consistent with past practice, including, without limitation, where consistent with past practice, consulting with, advising and obtaining the approval of Parent, and each shall use its commercially reasonable efforts to (i) preserve intact its present business organization; provided that no action taken by Parent or any of its subsidiaries (other than Company and its subsidiaries) with respect to the Company and its subsidiaries which would otherwise result in a breach of this Section, shall so constitute a breach, (ii) maintain in effect all material licenses, approvals and authorizations, including, without limitation, all licenses and permits that are required by applicable laws, statutes, ordinances, rules or regulations for the Company or any of its subsidiaries to carry on its business, and (iii) preserve material existing relationships with its employees, its agents, and its customers, lenders, suppliers and others having business relationships with it. Without limiting the generality of the foregoing, neither the Company nor any of its subsidiaries shall, without the prior written consent of Parent:

(i) declare, set aside or pay any dividends on or make any other distribution in respect of any of its capital stock, except dividends or distributions declared and paid by a wholly owned subsidiary of the Company only to the Company or another wholly owned subsidiary of the Company;

(ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or repurchase, redeem or otherwise acquire any shares of its capital stock;

(iii) except with respect to the creation of the Company Preferred Stock and the issuance of the Company Preferred Stock in exchange for the Embedded Shares as contemplated by Section 1.6 hereof, issue, deliver, or sell, or authorize or propose the issuance, delivery, or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or rights, warrants or options to acquire, any such shares of capital stock or other convertible securities (other than the issuance of such capital stock to the Company or a wholly owned subsidiary of the Company, or upon the exercise or conversion of outstanding options in accordance with the Stock Plans in effect on the date of this Agreement or other convertible or exchangeable securities outstanding on the date hereof, in each case in accordance with their present terms, as such terms may be amended or modified as contemplated by this Agreement), authorize or propose any change in its equity capitalization, or amend any of the financial or other economic terms of such securities or the financial or other economic terms of any agreement relating to such securities, except as contemplated by this Agreement;

(iv) except for the creation of the Company Preferred Stock, amend the Company Certificate of Incorporation, Company Bylaws or its organizational documents in any manner;

(v) take any action that would reasonably be expected to result in any of the conditions to the Transactions set forth in Article 6 not being satisfied;

(vi) merge or consolidate with any other Person, or acquire any assets of or equity interest in any other Person, other than acquisitions of assets in the ordinary course of business, such as for inventory or relating to the ordinary operations of the Company;

(vii) incur any indebtedness for money borrowed or guarantee any such indebtedness of another Person, other than (x) indebtedness incurred under any agreement relating to indebtedness for borrowed money in existence on the date hereof, (y) indebtedness in an amount not to exceed $500,000, or (z) in the ordinary course of business;

(viii) make or authorize any capital expenditures of the Company and its subsidiaries taken as a whole in excess of $1,000,000 other than capital expenditures that are part of the Company’s then existing budget, which has previously been approved by the Company’s Board of Directors;

(ix) except as may be required by changes in applicable law or GAAP, change any principle of accounting, or change in any material respect its method of reporting income and deductions for United States federal income tax purposes, from those employed in the preparation of its federal income tax returns for the year ended December 31, 2002, except as required by changes in law or regulation;

(x) enter into any new employment agreements, or increase the compensation of any officer or director of the Company or any senior executive of any of its subsidiaries or operating units (including entering into any bonus, severance, change of control, termination, reduction-in-force or consulting agreement or other employee benefits arrangement or agreement pursuant to which such Person has the right to any form of compensation from the Company or any of its subsidiaries), other than as required by law or by written agreements in effect on the date hereof with such Person, or otherwise amend any existing agreements with any such Person or use its discretion to amend any Company Benefit Plan or accelerate the vesting of any payment under any Company Benefit Plan, other than in the ordinary course of business consistent with past practice;

(xi) enter into any transaction with any officer or director of the Company or any senior executive of any of its subsidiaries or operating units, other than as provided for in the terms of any agreement in effect on or prior to the date hereof and described in the Company Disclosure Letter or as otherwise contemplated by this Agreement;

(xii) enter into any settlement or compromise of any litigation, arbitration or other judicial or administrative dispute or proceeding relating to the Company or any of its subsidiaries, in each case which requires the payment by the Company or any of its subsidiaries of $100,000 or more;

(xiii) amend, modify or terminate any Material Contract, or otherwise waive, release or assign any rights, claims or benefits of the Company or any of its subsidiaries thereunder; or

(xiv) other than in the ordinary course of business consistent with past practice, make any tax election or enter into any settlement or compromise of any tax liability; or

(xv) authorize or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

      Section 5.3 Conduct of Business of Parent. Except as contemplated by this Agreement (including the Parent Disclosure Letter), and agreements described in Parent’s most recent proxy statement filed with the SEC or any Parent SEC Report, during the period from the date of this Agreement and continuing until the Effective Time or until the termination of this Agreement pursuant to Section 7.1, Parent shall use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all material licenses, approvals and authorizations that are required by applicable laws, statutes, ordinances, rules or regulations for Parent or any of its subsidiaries (other than Company and its subsidiaries) to carry on its business, and (iii) preserve material existing relationships with its employees, its agents, and its customers, lenders, suppliers and others having business relationships with it. Without limiting the generality of the foregoing, Parent shall not take any action that would reasonably be expected to result in any of the conditions to the Transactions set forth in Article 6 not being satisfied.

      Section 5.4 Preparation of Form S-4, Proxy Statement/ Prospectus; Other Filings. Parent and the Company shall cooperate in preparing and cause to be filed with the SEC a proxy statement relating to the vote of the Company’s stockholders with respect to the Merger which shall include a prospectus of Parent relating to the Parent Common Shares to be issued in the Merger (as amended or supplemented from time to time, the “Proxy Statement/ Prospectus”), and Parent and the Company shall cooperate in preparing and Parent shall cause to be filed with the SEC the Form S-4. The Proxy Statement/ Prospectus will be included in the Form S-4 as a prospectus in, and will constitute a part of, the Form S-4. Each of Parent and the Company shall use its reasonable best efforts to respond to any comments of the SEC, to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to cause the Proxy Statement/ Prospectus in definitive form to be mailed to the Company’s stockholders. As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and file any other filings required under the Exchange Act or the Securities Act relating to the Transactions (the “Other Filings”). Each of the Company and Parent will notify the other party promptly of the receipt of any comments, whether oral or written, from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Form S-4 or the Proxy Statement/ Prospectus or for additional information, and will supply the other party with copies of all correspondence between it or any of its representatives, on the one hand, and the SEC, or its staff, on the other hand (subject to limitations on the supply of such information or correspondence arising under or as a result of applicable law, the attorney-client privilege or any confidentiality agreements then in effect), with respect to the Form S-4 or the Proxy Statement/ Prospectus or the Merger. No amendment or supplement to the Form S-4 or Proxy Statement/ Prospectus will be made by the Company or Parent without the prior approval of the other party, such approval not to be unreasonably withheld or delayed, except as required by applicable laws and then only to the extent necessary, or without providing the other party the reasonable opportunity to review and comment thereon. Parent shall advise the Company promptly after it receives notice thereof, of the time when the Form S-4 has been declared effective, the issuance of any stop order, or the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. If, at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective affiliates, officers or directors should be discovered by such party which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement/ Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or an event occurs which is required to be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement/ Prospectus, the Company or Parent, as the case may be, shall promptly notify the other party and an amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the Company’s stockholders and/or Parent’s stockholders, as applicable. Subject to any limitations arising under or as a result of applicable law, the attorney-client privilege or any confidentiality agreements then in effect, the Company and Parent each shall promptly provide the other (or its counsel) copies of all filings made by it with any Governmental Entity in connection with this Agreement and the Transactions.

      Section 5.5 Stockholders Meetings.

      (a) Company Stockholders Meeting. The Company shall take all action in accordance with the federal securities laws, the Delaware Statute, and the Company Certificate of Incorporation and Company Bylaws to call, give notice of, convene and hold a meeting of the Company’s stockholders (the “Company Stockholders Meeting”), as promptly as practicable after the date hereof for the purpose of obtaining the Company Stockholder Approval, and shall, subject to the fiduciary obligations of the Board of Directors of the Company, take all lawful action to solicit the Company Stockholder Approval. The Board of Directors of the Company shall recommend the adoption of this Agreement by the Company’s stockholders to the effect as set forth in Section 3.3(b) (the “Company Recommendation”), and, subject to Section 5.14(d), shall not (i) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Parent the Company Recommendation or (ii) take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with the Company Recommendation (collectively, a “Change in Company Recommendation”). Parent agrees that at the Company Stockholders Meeting, Parent shall appear, in person or by proxy, so that all shares of the Company owned directly or indirectly by it are counted for the purpose of obtaining a quorum at the Company Stockholders Meeting, and at any adjournment or postponement thereof, and Parent shall vote, in person or by proxy, with respect to all such shares of the Company owned directly or indirectly by it to adopt the Agreement.

      (b) Parent Stockholders Meeting. Parent shall take all action in accordance with the federal securities laws, the Delaware Statute and its Restated Certificate of Incorporation (the “Parent Certificate of Incorporation”) and Restated Bylaws (the “Parent Bylaws”) necessary to call, give notice of, convene and hold a meeting of Parent Stockholders (the “Parent Stockholders Meeting”) as promptly as practicable after the date hereof for the purpose of obtaining the Parent Stockholder Approval, including recommending approval of the proposal to the Parent Stockholders set forth in Section 4.3(b) of this Agreement.

      (c) Immediately following the execution of the Agreement, Parent shall cause the Sub Stockholder Approval to be obtained.

      Section 5.6 Agreements to Take Reasonable Action.

      (a) The parties shall take, and shall cause their respective subsidiaries to take, all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the Merger and shall take all reasonable actions necessary to cooperate promptly with and furnish information to the other parties in connection with any such requirements imposed upon them or any of their subsidiaries in connection with the Merger. Each party shall take, and shall cause its subsidiaries to take, all commercially reasonable actions necessary (i) to obtain (and will take all commercially reasonable actions necessary to promptly cooperate with the other parties in obtaining) any clearance, consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other third party required to be obtained or made by it (or by the other parties or any of their respective subsidiaries) in connection with the Transactions or the taking of any action contemplated by this Agreement; (ii) to lift, rescind or mitigate the effect of any injunction or restraining order or other order adversely affecting its ability to consummate the Transactions; (iii) to fulfill all conditions applicable to the parties pursuant to this Agreement; (iv) to prevent, with respect to a threatened or pending temporary, preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order, the entry, enactment or promulgation thereof, as the case may be; (v) to defend any lawsuit or other legal proceeding, whether judicial or administrative, challenging the Agreement, the consummation of the Transactions or the terms thereof; and (vi) to execute and deliver any additional agreements or instruments necessary to consummate the Transactions and fully carry out the purposes of the Agreement; provided, however, that with respect to clauses (i) through (vi) above, the parties will take only such curative measures (such as licensing and divestiture) as the parties determine to be reasonable and not materially burdensome.

      (b) Subject to the terms and conditions of this Agreement, each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the Merger, subject to the Company Stockholder Approval.

      Section 5.7 Consents. Parent and the Company shall each use all commercially reasonable efforts to obtain the consent and approval of, or effect the notification of or filing with, each Person whose consent or approval is required in order to permit the consummation of the Merger and the Transactions and to enable Parent and the Surviving Corporation to conduct and operate the business of Parent and the Company and their respective subsidiaries as currently conducted.

      Section 5.8 NYSE Listing. Parent shall cause the shares of Parent Common Stock issuable to the stockholders of the Company in the Merger (including the shares of Parent Common Stock reserved for issuance with respect to Company Options and Company Warrants) to be listed on the New York Stock Exchange (or other national market or exchange on which Parent Common Stock is then traded or quoted), subject to official notice of issuance.

      Section 5.9 Affiliates. At least ten Business Days prior to the anticipated Closing Date, the Company shall deliver to Parent a list of names and addresses of those Persons who, on the date hereof, are “affiliates” of the Company within the meaning of Rule 145 under the Securities Act and applicable rules and regulations. The Company shall use its reasonable efforts to deliver or cause to be delivered to Parent, prior to the Effective Time, from each of the affiliates of the Company identified in the foregoing list, agreements substantially in the form attached to this Agreement as Exhibit C.

      Section 5.10 Indemnification.

      (a) Parent shall maintain in effect for the benefit of individuals who at or prior to the Effective Time were directors or officers of the Company the current provisions regarding indemnification and exculpation of officers and directors (including with respect to advancement of expenses) contained in the Company Certificate of Incorporation and Company Bylaws on the date hereof, which provisions shall not be amended, modified or otherwise repealed for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of such individuals, unless such modification is required after the Effective Time by applicable law and then only to the minimum extent required by such applicable law or except to make changes permitted by applicable law that would enlarge the exculpation or rights of indemnification thereunder; provided, however, that if any claims are asserted or made within such six-year period, all rights to indemnification (and to advancement of expenses) in respect of such claims under the Company Certificate of Incorporation, the Company Bylaws and this Section 5.10 shall continue, without diminution, until disposition of all such claims.

      (b) The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to), to the maximum extent permitted under applicable law, provide to the current directors and officers of the Company the maximum indemnification protection (including with respect to advancement of expenses, including advancing expenses as incurred) permitted under the Delaware Statute for a period of six (6) years after the

Effective Time; provided, however, that if any claims are asserted or made within such six-year period, all rights to indemnification (and to advancement of expenses) in respect of such claims under the Company Certificate of Incorporation, the Company Bylaws and this Section 5.10 shall continue, without diminution, until disposition of all such claims.

      (c) The Surviving Corporation shall (and Parent shall cause the Surviving Corporation) to assume, honor and fulfill in all respects the obligations of the Company pursuant to any indemnification agreements, including those contained in employment agreements (the employee parties under such agreements being referred to as the “Covered Persons”) with the Company’s directors, officers and other employees (if any) existing at the Effective Time. In addition, Parent shall provide, or cause the Surviving Corporation to provide, for a period of not less than six (6) years after the Effective Time, the Company’s current and former directors and officers who are currently covered by the Company’s existing insurance and indemnification policy with an insurance and indemnification policy (including, without limitation, by arranging for run-off coverage, if necessary) that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the existing policy (it being acknowledged and understood that the Company currently self-insures for legally indemnifiable claims and maintains liability insurance solely for claims not so indemnifiable or in circumstances in which the Company cannot provide indemnification), or, if substantially equivalent insurance coverage is unavailable, the most advantageous D&O Insurance obtainable for an annual premium equal to 175% of the annual premium currently in place for the Company for such insurance; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 175% of the annual premium currently in place for the Company for such insurance, calculated on the basis of a fair allocation of the portion of such premium if Parent arranges such coverage on a group basis. The Company represents and warrants that the annual premium currently in place for the Company for D&O Insurance is $40,204.00.

      (d) This Section 5.10 shall survive the Effective Time, is intended to benefit the Surviving Corporation and the Covered Persons and shall be enforceable by the Covered Persons, their heirs, assigns and representatives and is in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, or at Parent’s option, Parent, shall assume the Company’s obligations set forth in this Section 5.10.

      Section 5.11 Notification of Certain Matters. Each of the Company and Parent shall give prompt notice to the other party of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty made by the Company or Parent, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time, or (b) any material failure of the Company or Parent, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 5.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      Section 5.12 Reorganization. From and after the date hereof, each of Parent and the Company and their respective subsidiaries shall not, and shall use reasonable efforts to cause their affiliates not to, take any action, or fail to take any action, which action or failure to act would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code or enter into any contract, agreement, commitment or arrangement that would have such effect.

      Section 5.13 Public Announcements. The initial press release relating to the execution and delivery of this Agreement shall be a joint press release, to be agreed upon by Parent and the Company (including the Company Special Committee and the Parent Special Committee). Thereafter and until the Closing, Parent and the Company shall use their reasonable efforts to consult with each other before issuing any press release with respect to this Agreement or the Transactions.

      Section 5.14 No Solicitation.

      (a) Neither the Company nor any of its subsidiaries shall, nor shall the Company or any of its subsidiaries authorize or encourage any of their respective officers, directors, employees, agents, accountants, counsel, investment bankers or financial advisors (collectively, “Representatives”) or affiliates (other than Parent or any of its subsidiaries, other than the Company or its subsidiaries, and their respective Representatives) to (and the Company shall advise all such Representatives, affiliates and employees that they are not so authorized) (i) directly or indirectly, initiate, solicit or encourage, or take any action to facilitate the making of, any Takeover Proposal, or (ii) directly or indirectly engage in any discussions or negotiations with, or provide any information or data to, or afford any access to the properties, books or records of the Company or any subsidiary to, or otherwise assist, facilitate or encourage, any Person (other than Parent or any affiliate or associate thereof) relating to any Takeover Proposal, or (iii) approve or enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Takeover Proposal; provided, however, that nothing contained in this Section 5.14 shall prohibit the Company from furnishing information to, or entering into discussions or negotiations with, any Person that makes an unsolicited bona fide written Takeover Proposal if: (1) such action is taken prior to obtaining the Company Stockholder Approval or the Parent Stockholder Approval, (2) the Company Special Committee or the Board of Directors of the Company, upon recommendation of the Company Special Committee, after consultation with outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law, (3) the Company Special Committee or the Board of Directors of the Company, upon recommendation of the Company Special Committee, after consultation with an independent, nationally recognized financial advisor (which may be the Special Committee Banker), determines in good faith that such a Takeover Proposal would constitute, or is reasonably likely to lead to, a Superior Proposal (as defined below); and (4) prior to taking such action the Company (x) provides prompt notice to Parent to the effect that it is taking such action, (y) receives from such Person making the unsolicited bona fide written offer or proposal an executed confidentiality agreement in reasonably customary form and approved by Parent, and (z) complies with the provisions of Section 5.14(b)(ii).

      For purposes of this Agreement, a “Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent or its wholly-owned subsidiaries) relating to (i)(x) any direct or indirect acquisition or purchase of a business that constitutes twenty percent (20%) or more of the net revenues of the Company and its subsidiaries, taken as a whole, (y) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of twenty percent (20%) or more of the assets of the Company and its subsidiaries, taken as a whole, or (z) any direct or indirect acquisition or purchase of Company Common Shares or voting power (or of securities or rights convertible into or exercisable for such Company Common Shares or voting power) of the Company that would result in a Person or group owning ten percent (10%) or more of the Company Common Shares or voting power (or of securities or rights convertible into or exercisable for such Company Common Shares or voting power) of the Company, (ii) any tender offer or exchange offer or other acquisition or series of acquisitions of Company Common Shares that if consummated would result in any Person or group beneficially owning ten percent (10%) or more of the Company Common Shares or the voting power (or of securities or rights convertible into or exercisable for such Company Common Shares or voting power) of the Company, (iii) any merger, consolidation, share exchange, business combination, recapitalization, dissolution or similar transaction involving the Company, or any subsidiary that constitutes twenty percent (20%) or more of the net revenues or assets of the Company and its subsidiaries taken as a whole, in each case other than the Transactions, or (iv) any public announcement of a proposal, plan, or intention to do, or any agreement to engage in, any of the foregoing. Each of the transactions referred to in clauses (i), (ii), (iii) and (iv) of the foregoing definition of Takeover Proposal, other than the Merger proposed by this Agreement, is referred to herein as an “Acquisition Transaction.”

      For purposes of this Agreement, a “Superior Proposal” means any bona fide written offer made by a third party to enter into an Acquisition Transaction (substituting eighty percent (80%) for the reference to twenty percent (20%) in clause (i) of the immediately preceding paragraph, one hundred percent (100%) for the reference to twenty percent (20%) in clause (iii) of the immediately preceding paragraph and one hundred percent (100%) for each reference to ten percent (10%) in the immediately preceding paragraph), pursuant to which all holders of Company Common Shares would be given the opportunity to receive the same consideration for their Company Common Shares, that the Company Special Committee determines in its good faith judgment, after taking into account the advice of an independent, nationally-recognized financial advisor, which may be the Special Committee Banker, and the legal, financial, regulatory and strategic aspects of the Takeover Proposal, (x) after considering any proposed modifications to this Agreement made by Parent pursuant to Section 5.14(c), is more favorable to the Company Public Stockholders from a financial point of view than those terms contained herein (as such terms may be proposed to be modified by Parent) and (y) is reasonably likely to be consummated on a timely basis.

      (b) Status of Takeover Proposals.

(i) The Company and its Representatives shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any Persons other than Parent conducted heretofore with respect to any Takeover Proposal; provided that such discussions may be reinstated if the criteria in clauses (a) and (b)(ii) of this Section 5.14 are met.

(ii) Notwithstanding anything in this Agreement to the contrary, prior to providing any information to or entering into discussions or negotiations with any person in connection with a Takeover Proposal, the Company shall promptly advise Parent orally and in writing of the receipt by it (or any of the other entities or persons referred to in clause (a) above) of any Takeover Proposal, the material terms and conditions of such Takeover Proposal, and the identity of the Person making any such Takeover Proposal. The Company will keep Parent fully informed of the status and details of any such Takeover Proposal.

      (c) Prior to entering into a binding written agreement with a third party concerning a transaction that constitutes a Superior Proposal, the Company shall: (i) notify Parent in writing (the “Company Notice”) that it intends to enter into such an agreement with such third party (it being understood that the Company shall be required to deliver a new Company Notice in respect of any revised Superior Proposal from such third party or its affiliates that the Company proposes to accept), attaching the most current version of such agreement to such Company Notice (which version shall be updated on a current basis), and (ii) for a period of three (3) Business Days, negotiate in good faith, and shall cause its respective financial and legal advisors to negotiate in good faith, with Parent (including its financial and legal advisors) to attempt to make such commercially reasonable adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal.

      (d) The Board of Directors of the Company shall not make a Change in Company Recommendation unless the Board of Directors of the Company, after consultation with outside legal counsel, determines in good faith that failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law.

      (e) Nothing contained in this Agreement shall prohibit the Board of Directors of the Company or the Company Special Committee from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2 under the Exchange Act or from making any other disclosure to its stockholders if, in the good faith judgment of the Board of Directors of the Company or the Company Special Committee, after consultation with outside legal counsel, failure to so disclose would be inconsistent with their respective obligations under applicable law.

      Section 5.15 Section 16b-3. Parent and the Company shall take all reasonable steps to cause any disposition of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent by each individual who (a) is a director or officer of the Company, or (b) at the Effective Time is or will become a director or officer of Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

      Section 5.16 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other Transactions, the Company, the Company Special Committee, Parent and Sub and their respective Boards of Directors, subject to compliance with their fiduciary duties, will grant (or the Company will ensure that the governing body of such Company subsidiary, as applicable, will grant, subject to compliance with its fiduciary duties) such approvals and will take such other actions as are necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated hereby and, subject to compliance with such fiduciary duties, will otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

      Section 5.17 Issuance of Company Preferred Stock. The Company shall take all such action as may be necessary to cause the authorization of the Company Preferred Stock and the issuance thereof to Chicago Title in exchange for the Embedded Shares, all as contemplated by Section 1.6 hereof.

      Section 5.18 Registration Rights. The Company covenants to use commercially reasonable efforts to cause the holders of Company Warrants (other than Parent and its subsidiaries) to relinquish any demand registration rights which any such holder may have.

      Section 5.19 Exchange of Embedded Shares. Chicago Title shall, and Parent shall cause Chicago Title to, accept Company Preferred Stock in exchange for the Embedded Shares as contemplated by Section 1.6.

      Section 5.20 Option Exercises. Between the date hereof and the Effective Time, Parent and the Company shall use their respective commercially reasonable efforts to bring about the voluntary exercise of vested options for up to 1,400,000 Company Common Shares, and the subsequent sale of such Company Common Shares.

ARTICLE 6

CONDITIONS PRECEDENT

      Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Proxy Statement/ Prospectus. Twenty (20) Business Days shall have elapsed from the mailing of the Proxy Statement/ Prospectus to the Company’s stockholders.

(b) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order.

(c) Governmental Entity Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity, if any, necessary for the consummation of the Merger shall have been filed, expired or been obtained, other than those that, individually or in the aggregate, the failure of which to be filed, expired or obtained would not be reasonably expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect.

(d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by a Governmental Entity be pending which would reasonably be expected to restrain or prohibit the consummation of the Merger; and there shall not be any action taken, or any statute, rule, regulation or order (whether temporary, preliminary or permanent) enacted, entered or enforced which makes the consummation of the Merger illegal or prevents or prohibits the Merger.

(e) NYSE Listing. The shares of Parent Common Stock issuable to the holders of Company Common Stock pursuant to the Merger (including the shares of Parent Common Stock reserved for issuance with respect to Company Options) shall have been authorized for listing on the NYSE (or other national market or exchange on which Parent Common Stock is then traded or quoted), upon official notice of issuance.

(f) Stockholder Approvals. The Parent Stockholder Approval and the Company Stockholder Approval shall have been obtained.

      Section 6.2 Conditions of Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of the following additional conditions, unless waived in writing by Parent:

(a) Representations and Warranties. (i) Except to the extent that any failure of the representations and warranties of the Company set forth in this Agreement to be true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect, the representations and warranties of the Company contained in this Agreement (without giving effect to any materiality, Company Material Adverse Effect, or similar qualifications included therein) shall have been true and correct when made and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date); and (ii) Parent shall have received a certificate signed by a senior executive officer of the Company certifying the fulfillment of the conditions set forth in clause (i) of this Section 6.2(a).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects each of its obligations and covenants required to be performed by it under this Agreement prior to or as of the Closing Date, and Parent shall have received a certificate to such effect signed by a senior executive officer of the Company.

(c) No Material Adverse Change. Since March 31, 2003, there shall not have occurred any change with respect to the Company and its subsidiaries that would be reasonably likely to have a Company Material Adverse Effect.

(d) Issuance of Company Preferred Stock. The Company Preferred Stock shall have been issued to Chicago Title in exchange for the Embedded Shares, as contemplated by Section 1.6 hereof, in a manner satisfactory to Parent in its sole discretion.

(e) Opinion of Counsel. Parent shall have received a written opinion of Paul, Hastings, Janofsky & Walker LLP, counsel to Parent, reasonably satisfactory in form and substance to Parent, to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of Parent, Sub and Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, and such opinion shall not have been withdrawn.

      Section 6.3 Conditions of Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions, unless waived in writing by the Company:

(a) Representations and Warranties. (i) Except to the extent that the failure of the representations and warranties of Parent and Sub set forth in this Agreement to be true and correct, in the aggregate, would not have a Parent Material Adverse Effect, the representations and warranties of Parent and Sub contained in this Agreement (without giving effect to any materiality, Parent Material Adverse Effect, or similar qualifications included therein) shall have been true and correct when made and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date); and (ii) the Company shall have received a certificate signed by a senior executive officer of Parent certifying the fulfillment of the conditions set forth in clause (i) of this Section 6.3(a).

(b) Performance of Obligations of Parent and Sub. Each of Parent and Sub shall have performed in all material respects each of their respective obligations and covenants required to be performed by such party under this Agreement prior to or as of the Closing Date, and the Company shall have received a certificate to such effect signed by a senior executive officer of Parent.

(c) No Material Adverse Change. Since March 31, 2003, there shall not have occurred any change with respect to Parent and its subsidiaries (other than Company and its subsidiaries) that would be reasonably likely to have a Parent Material Adverse Effect.

(d) Opinion of Counsel. The Company shall have received a written opinion of Gibson, Dunn & Crutcher LLP, counsel to the Company Special Committee, reasonably satisfactory in form and substance to the Company Special Committee, to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of Parent, Sub and Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, and such opinion shall not have been withdrawn.

(e) Implied Company Price. The Implied Company Price shall not be less than $19.00; or, if the Implied Company Price is less than $19.00, Parent shall have increased, at its election, the aggregate Merger Consideration with additional Parent Common Shares (valued at the Parent Trading Price) in an amount equal to such deficit times the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock subject to Section 2.1(b)). To the extent Parent elects to so increase the Merger Consideration, the Exchange Ratio shall be appropriately adjusted to give effect to such additional Parent Common Shares.

ARTICLE 7

TERMINATION

      Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or Parent Stockholder Approval:

(a) by mutual written consent duly authorized by the Board of Directors of Parent and the Board of Directors of the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by January 15, 2004 (provided, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

(c) by either Parent or the Company, if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

(d) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement such that the conditions set forth in Section 6.3(a) or Section 6.3(b) shall have become incapable of fulfillment and such breach shall not have been waived by the Company;

(e) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions set forth in Section 6.2(a) or Section 6.2(b) shall have become incapable of fulfillment and such breach shall not have been waived by Parent;

(f) by either Parent or the Company if the Parent Stockholder Approval is not received at the Parent Stockholders Meeting (or any adjournment or postponement thereof);

(g) by either Parent or the Company if the Company Stockholder Approval is not received at the Company Stockholders Meeting (or any adjournment or postponement thereof);

(h) by Parent if there shall have been a Change in Company Recommendation or if the Company Special Committee or the Company’s Board of Directors shall have recommended any Takeover Proposal (other than the Merger) or resolved to do the same; or

(i) by the Company (prior to the Company Stockholders Meeting and the Parent Stockholders Meeting), in connection with a Superior Proposal, if and only if (x) the Company has complied with the covenants and agreements set forth in Section 5.14 and (y) upon such termination of this Agreement the Company immediately (i) enters into a definitive agreement for an Acquisition Transaction with respect to such Superior Proposal and (ii) pays the Termination Fee and Parent Expenses to Parent as set forth in Section 7.2 of this Agreement.

Any termination pursuant to this Section 7.1 shall, in the case of the Company or the Board of Directors of the Company, be based on the recommendation of the Company Special Committee.

      Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1:

(a) This Agreement shall be of no further force or effect, except (x) as set forth in this Section 7.2, Section 7.3, and Article 8, each of which shall survive the termination of this Agreement, and (y) that nothing herein shall relieve or release any party from any liabilities or damages arising out of its breach of, or failure to perform its obligations under, this Agreement.

(b) The Company shall pay to Parent an aggregate amount equal to $33,000,000 (the “Termination Fee”), plus the Parent Expenses, as follows: (1) if the Company shall terminate this Agreement pursuant to Section 7.1(b), and at any time after the date of this Agreement and prior to the date of such termination a Takeover Proposal shall have been made or reaffirmed to the Company or publicly announced, (2) if Parent shall terminate this Agreement pursuant to Section 7.1(e), (3) if Parent shall terminate this Agreement pursuant to Section 7.1(h), or (4) if the Company shall terminate this Agreement pursuant to Section 7.1(i).

(c) The Termination Fee required to be paid pursuant to Section 7.2(b) shall be paid concurrently with the notice of termination of this Agreement by the Company or by Parent, as applicable. The Parent Expenses required to be paid pursuant to Section 7.2(b) shall be paid within two Business Days of the date of receipt by the Company of (i) written notice from Parent of the Parent Expenses, setting forth in reasonable detail all such fees and expenses and (ii) reasonable documentation supporting such fees and expenses.

(d) The term “Parent Expenses” shall mean all out-of-pocket expenses reasonably incurred by Parent, Sub and their respective affiliates (other than the Company and its subsidiaries) in connection with this Agreement and the Transactions, including fees and expenses of accountants, attorneys, financial advisors and lenders, in an amount not to exceed $2,500,000.

(e) All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by Parent.

(f) If the Company fails to promptly pay any amounts owing pursuant to this Section 7.2 when due, the Company shall in addition thereto pay to Parent and its affiliates interest on the Termination Fee and Parent Expenses (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by Parent and its affiliates at the prime rate of Citibank, N.A. as in effect from time to time during such period plus two percent.

      Section 7.3 Fees and Expenses. Except as provided in Section 7.2, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated, provided that (a) the filing fee in connection with the filing of the Form S-4 and the Proxy Statement/ Prospectus with the SEC and (b) the expenses incurred in connection with printing and mailing the Form S-4 and the Proxy Statement/ Prospectus, will be shared equally by the Company and Parent.

ARTICLE 8

GENERAL PROVISIONS

      Section 8.1 Amendment. This Agreement (including the Exhibits and Disclosure Letters hereto) may be amended prior to the Effective Time by Parent and the Company, by action taken by the Board of Directors of Parent and the Board of Directors of the Company (provided that no amendment shall be approved by the Board of Directors of the Company unless such amendment shall have been recommended by the Company Special Committee and, when applicable, unanimously approved by the disinterested directors of the Company), at any time before or after approval of the Merger by the stockholders of the Company but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

      Section 8.2 Extension; Waiver. At any time prior to the Effective Time (whether before or after approval of the stockholders of the Company), Parent and the Company may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any extension or waiver on behalf of the Company shall be taken only upon the recommendation of the Company Special Committee (and, when applicable, by the disinterested directors of the Company). Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

      Section 8.3 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument or certificate delivered pursuant to this Agreement shall not survive the Merger, except for the agreements contained in Article 1 (The Merger), Article 2 (Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates), Section 5.10 (Indemnification), 5.12 (Reorganization), 7.2 (Effect of Termination), 7.3 (Fees and Expenses), and Article 8 (General Provisions), each of which shall survive the Merger.

      Section 8.4 Entire Agreement. This Agreement (including the Exhibits and Disclosure Letters hereto) contains the entire agreement among all of the parties with respect to the subject matter hereof and supersedes all prior arrangements and understandings, both written and oral, with respect thereto.

      Section 8.5 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

      Section 8.6 Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Sub, to:

Fidelity National Financial, Inc.
17911 Von Karman Avenue
Suite 300
Irvine, California 92614
Attention: General Counsel
Telecopier: (805) 696-7814

with a copy to:

O’Melveny & Myers LLP
610 Newport Center Drive
Suite 1700
Newport Beach, California 92660-6429
Attention: Gary J. Singer
Telecopier: (949) 823-6994

and a copy to

Paul, Hastings, Janofsky & Walker LLP
515 South Flower Street
Twenty-Fifth Floor
Los Angeles, California 90071-2228
Attention: Robert A. Miller, Jr.
Telecopier: (213) 627-0705

if to the Company, to:

Fidelity National Information Solutions, Inc.
4050 Calle Real
Santa Barbara, California 93110
Attention: Chief Executive Officer
Telecopier: (805) 696-7499

with a copy to:

Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, CA 90071-3197
Attention: Karen E. Bertero
Telecopier: (213) 229-7520

All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, upon confirmation of transmission, (c) in the case of delivery by nationally recognized overnight courier, on the Business Day following dispatch and (d) in the case of mailing, on the third Business Day following such mailing.

      Section 8.7 Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, “subsidiary” with respect to any Person shall mean any entity of which such Person controls the voting power thereof, either through the ownership of equity interests or otherwise, provided that under no circumstances shall the Company and its subsidiaries be deemed to be subsidiaries of Parent.

      Section 8.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      Section 8.9 Benefits; Assignment. This Agreement is not intended to confer upon any Person other than the parties any rights or remedies hereunder and shall not be assigned by operation of law or otherwise; provided, however, that the officers and directors of the Company and other Covered Persons are intended beneficiaries of the covenants and agreements contained in Section 5.10. This Agreement and the rights and obligations hereunder may not be assigned by any party.

      Section 8.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein, without giving effect to laws that might otherwise govern under applicable principles of conflicts of law.

      Section 8.11 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions, shall be brought exclusively in any federal or state court located in the State of Delaware, and each of the parties hereby consent to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

      Section 8.12 Attorneys’ Fees. If any action, suit or other proceeding is instituted to remedy, prevent or obtain relief from a breach or default in the performance by either party of any of its obligations under Section 7.2 of this Agreement, the prevailing party shall recover all of such party’s attorneys’ fees incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom.

      Section 8.13 Company Special Committee. Prior to the Effective Time, any determination to be made, or action to be taken, by the Company under this Agreement shall be made or taken only upon the approval of the Company Special Committee.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first written above.

FIDELITY NATIONAL FINANCIAL, INC.

By: /s/ ALAN L. STINSON

Alan L. Stinson Executive Vice President and Chief Financial Officer

FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.

By: /s/ NEIL A. JOHNSON

Neil A. Johnson Executive Vice President and Chief Financial Officer

FNIS ACQUISITION CORP.

By: /s/ ALAN L. STINSON

Alan L. Stinson Executive Vice President

CHICAGO TITLE AND TRUST COMPANY, INC. (solely for the purpose of Section 5.19)

By: /s/ ALAN L. STINSON

Alan L. Stinson Executive Vice President and Chief Financial Officer

[Signature page to Agreement and Plan of Merger]

PARENT DISCLOSURE LETTER

TO

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FIDELITY NATIONAL FINANCIAL, INC.

FNIS ACQUISITION CORP.

CHICAGO TITLE AND TRUST COMPANY, INC.

AND

FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.

Dated as of July 11, 2003

SCHEDULE 4.13

      On May 27, 2003, the following lawsuits were filed against the Parent (and others) in the Court of Chancery of the State of Delaware:

1.) David Osher v. Fidelity National Information Solutions, Inc., et al., C.A. No. 20325

2.) Alan Friedman v. Fidelity National Financial, Inc., et al., C.A. No. 20326

3.) Charles Zimmer v. Fidelity National Information Solutions, Inc., et al., C.A. No. 20328

1

SCHEDULE 4.15

D&O POLICY LAYERS
11/18/02-11/18/03	Layer Limit*	Total Limits	Policy Number

AIG (National Union) Insurance Company	Primary $10m	$10m	004767908
ACE American Insurance Company	$10m/$10m	$20m	DOXG21644602001
Gulf Insurance Company	$10m/$20m	$30m	GA2051608
Hartford (Twin City Fire) Insurance Company	$10m/$30m	$40m	DA21513302
Chubb (Federal) Insurance Company	$10m/$40m	$50m	70430230

*	Limits Include Defense Costs and Expenses

2

COMPANY DISCLOSURE LETTER

TO

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FIDELITY NATIONAL FINANCIAL, INC.

FNIS ACQUISITION CORP.

CHICAGO TITLE AND TRUST COMPANY, INC.

AND

FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.

Dated as of July 11, 2003

SCHEDULE 3.2

CAPITALIZATION

3.2(c)

Company contributions under the Fidelity National Financial Group 401(k) Profit Sharing Plan are paid annually in Company Common Stock.

Company contributions pursuant to the Company ESPP are paid quarterly, a year in arrears, in Company Common Stock.

1

SCHEDULE 3.6

MATERIAL CONTRACTS

      None.

2

SCHEDULE 3.7

NO MATERIAL UNDISCLOSED LIABILITIES

      The Company has made allowances for potential claims and/or liabilities under penalty clauses in contracts with Max MLS, a northern California MLS cooperative. The claims arise from the Company’s untimely installation of software systems for Max MLS. The Company is in negotiations with Max MLS to resolve the claims. The Company reviewed the accounting for this matter with its outside auditor KPMG and has recorded an accrual for the quarter ending June 30, 2003. The Company believes such accrual substantially provides for the estimated claim or contract pricing adjustment that may result upon the completion of negotiations. Max MLS currently employs two of the Company’s other MLS software systems that will be replaced by the new Paragon system the Company is installing.

3

SCHEDULE 3.12

EMPLOYEE BENEFIT PLANS

1.	Fidelity National Information Solutions, Inc. 2001 Stock Incentive Plan

2.	Fidelity National Information Solutions, Inc. 2001 Employee Stock Purchase Plan

3.	Fidelity National Financial Group 401(k) Profit Sharing Plan

4.	Vista Information Solutions, Inc. 1999 Stock Option Plan

5.	Datamap, Inc. 1995 Stock Incentive Plan

6.	Vista Environmental Information, Inc. 1993 Stock Option Plan

7.	DataMap, Inc. 1990 Stock Option Plan as amended December 10, 1992 by Board of Directors

8.	Fidelity National Financial Group Health Plans

4

SCHEDULE 3.14

LITIGATION

      On May 27, 2003, the following lawsuits were filed against the Company (and others) in the Court of Chancery of the State of Delaware:

1.) David Osher v. Fidelity National Information Solutions, Inc., et al., C.A. No. 20325

2.) Alan Friedman v. Fidelity National Financial, Inc., et al., C.A. No. 20326

3.) Charles Zimmer v. Fidelity National Information Solutions, Inc., et al., C.A. No. 20328

5

SCHEDULE 3.16

DIRECTORS’ AND OFFICERS’ INSURANCE POLICIES

See Schedule 3.20

6

SCHEDULE 3.19(c)

LABOR RELATIONS

Collective Bargaining Agreements:

      The Company’s subsidiary Fidelity National Information Services Canada, Inc. (f.k.a. VISTAinfo Canada, Inc.) is party to a Contractual Agreement between VISTAinfo Canada, Inc. and Graphic Communications International Union, Local N-1, dated as of July 1, 2001, effective through June 30, 2004. Approximately 45 of the 109 employees of Fidelity National Information Services Canada, Inc. are parties to this Agreement.

7

SCHEDULE 3.20

INSURANCE

Directors’ and Officers’ Insurance

Provider	Layer Limit*	Total Limits	Policy Number

AIG	Primary $10 million	$10 million	004767908
ACE	$10m xs $10m	$20 million	DOXG21644602001
Gulf	$10m xs $20m	$20 million	GA2051608
Hartford	$10m xs $30m	$40 million	DA21513302
Chubb	$10m xs $40m	$50 million	70430230

*	Limits include defense costs and expenses

Term: November 18, 2002 through November 18, 2003

Retention:

•	Not applicable to non-indemnifiable loss.
•	Securities Claims $1,000,000
•	Employment Practices Claims $250,000
•	All other Claims $1,000,000

Errors and Omissions Insurance

Lloyd’s of London

Policy No. QF019402
Term: December 17, 2002 through December 17, 2003, retroactive to December 18, 1999.
Deductibles:

•	$100,000 each and every claim — for subsidiaries with revenues $0 — $1,000,000 and Hansen
•	$175,000 each and every claim — for subsidiaries with revenues $1,000,000 — $5,000,000
•	$250,000 each and every claim — for subsidiaries with revenues $5,000,000 — $15,000,000
•	$1,000,000 each and every claim — for all others, excepting Flood
•	$10,000,000 each and every claim — In respect of Flood only
•	Deductible includes Defense Costs

8

Exhibit A

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.

TO BE EFFECTIVE

AS OF THE

EFFECTIVE TIME

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF
FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.

      Fidelity National Information Solutions, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify:

I.

      The name of this Corporation is Fidelity National Information Solutions, Inc.

II.

      The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801 and the name of the Corporation’s registered agent at that address is The Corporation Trust Company.

III.

      The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the GCL.

IV.

      The Corporation is authorized to issue two classes of shares designated “Common Stock” and “Preferred Stock,” respectively, each class at $.001 par value per share. The number of shares of Common Stock authorized to be issued is Thirty Million (30,000,000) and the number of shares of Preferred Stock authorized to be issued is One Million (1,000,000).

      Subject to the Series A Preferred Stock designated below, the Preferred Stock may be issued from time to time in one or more series. The Board of Directors of this Corporation, by resolutions duly adopted by the imposed upon wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them. The Board of Directors is also authorized to increase or decrease the number of shares of any series of Preferred Stock prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series (including series subsequently designated by the Board of Directors) shall be decreased, the shares constituting such decrease shall resume the status of authorized shares of Preferred Stock without designation as to series. The number of shares constituting a series and the relative powers, rights, preferences, privileges, qualifications, limitations and restrictions granted to or imposed upon the shares of series of Preferred Stock authorized by resolutions of the Board of Directors shall be set forth in Certificates of Designation filed with the Secretary of State of Delaware.

      Section 1. Designation. There is hereby provided a series of Preferred Stock designated the Series A Preferred Stock (the “Series A Preferred Stock”).

      Section 2. Number. The number of shares constituting the Series A Preferred Stock is fixed at one thousand (1,000) shares.

      Section 3. Dividend Rights. The Corporation may make distributions on shares of common stock, par value $.001 per share, of the Corporation (“Common Stock”) provided that no distribution shall be declared or paid with respect to shares of Common Stock without there being contemporaneously declared and paid a dividend on the Series A Preferred Stock (with the same record and payment date) so that each share of Preferred Stock shall receive a dividend equal to the aggregate distribution paid in respect of 11,703.8010 shares of Common Stock. For purposes hereof, a “distribution” shall mean the transfer of cash or property by the Corporation without consideration, whether by way of dividend or otherwise, or the purchase or redemption of shares of the Corporation for cash or property, including any such transfer, purchase or redemption by a subsidiary of the Corporation.

      Section 4. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, following the payment or distribution of any of the Corporation’s assets or proceeds thereof in satisfaction of obligations of the Corporation to any of its creditors, holders of the shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to $1,000.00 for each share outstanding, before any payment shall be made or any assets distributed to the holders of any shares of Common Stock. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to holders of the outstanding shares of Series A Preferred Stock, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount that would be payable on such distribution if the amounts to which holders of the outstanding shares of Series A Preferred Stock are entitled were paid in full. Any remaining assets of the Corporation shall be distributed to the holders of shares of Common Stock and shares of Series A Preferred Stock as follows: each share of Series A Preferred Stock shall be entitled to receive such portion of the remaining assets of the Corporation as shall equal the portion of the remaining assets of the Corporation entitled to be received by 11,703.8010 shares of Common Stock. For purposes of this Section 4, a consolidation or merger of the Corporation or a sale, lease, exchange or transfer of all or substantially all of the Corporation’s assets shall not be deemed to be a liquidation, dissolution or winding up of the Corporation (unless in connection therewith the liquidation of the Corporation is specifically approved).

      Section 5. Redemption. Shares of Series A Preferred Stock are not redeemable.

      Section 6. Voting Rights. Holders of shares of Series A Preferred Stock (i) shall have the right to 4,953.8500 votes for each share of Series A Preferred Stock on any matter submitted to a vote or to the consent of the stockholders of the Corporation, (ii) except as otherwise provided by applicable law, shall vote together with holders of shares of Common Stock as a single class, (iii) shall be entitled to notice of any stockholders’ meeting in accordance with the By-Laws of the Corporation, and (iv) shall be entitled to vote upon such matters and in such manner as may be provided by law.

      Section 7. Conversion Rights. Shares of Series A Preferred Stock are not convertible into Common Stock or any other capital stock or securities of the Corporation.

      Section 8. Preemptive Rights. Shares of Series A Preferred Stock are not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

      Section 9. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

      Section 10. Notices. Any notice to holders of Series A Preferred Stock or the Corporation required pursuant to this Certificate of Designations shall be in writing and shall be deemed effectively given; (i) upon personal delivery to the party to be notified, (ii) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, (iii) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt, and (iv) five (5) business days after having been sent by first class mail, postage prepaid. All notices to holders of Series A Preferred Stock shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

V.

      Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

VI.

      Subject to the provisions of this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized and empowered to make, alter and repeal the Bylaws of the Corporation by a majority of the Board at any regular or special meeting of the Board or by written consent, subject to the power of the stockholders of the Corporation to alter or repeal any Bylaws made by the Board.

VII.

      The Corporation reserves the right to adopt, repeal, rescind or amend in any respect any provisions contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by applicable law, subject to the limitations contained herein on such adoption, repeal, recission, or amendment, and all rights conferred on stockholders herein are granted subject to this reservation.

VIII.

      A director of this Corporation shall, to the fullest extent permitted by the GCL as it now exists or as it may hereafter be amended, not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the GCL is amended, after approval by the stockholders of this Article VIII, to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.

      Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, by the stockholders of this Corporation shall not apply to or adversely affect any right or protection of a director of this Corporation existing at the time of such amendment, repeal, modification or adoption.

IX.

      To the fullest extent permitted by applicable law, this Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this Corporation (and any other persons to which GCL permits this Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the GCL, subject only to limits created by applicable GCL (statutory or non-statutory), with respect to actions for breach of duty to this Corporation, its stockholders, and others.

      Any amendment, repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

Exhibit B

FORM OF

CERTIFICATE OF DESIGNATION

OF

COMPANY PREFERRED STOCK

CERTIFICATE OF DESIGNATIONS

OF

SERIES A PREFERRED STOCK

OF

FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.

(Pursuant to Section 151)

      The undersigned,                     and                     , the Vice President and [Assistant] Secretary, respectively, of FIDELITY NATIONAL INFORMATION SOLUTIONS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), do hereby certify, in the name of and on behalf of the Corporation, and as its corporate act, that in accordance with the Corporation’s Bylaws, at a meeting of the Board of Directors of the Corporation held on                 , 2003, the Board adopted the following preamble and resolution:

      Whereas the Certificate of Incorporation of the Corporation provides for a class of shares of stock designated “Preferred Stock,” issuable from time to time in one or more series, and vests in the Board of Directors of the Corporation the authority to fix the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, and to fix the number of shares constituting any such series:

      NOW, THEREFORE, BE IT

      RESOLVED that there shall be a series of Preferred Stock of the Corporation to be designated as follows and that the powers, preferences and relative, participating, optional or other rights of the shares of such series of Preferred Stock and the qualifications, limitations and restrictions thereof shall be as follows:

Section 1. Designation. There is hereby provided a series of Preferred Stock designated the Series A Preferred Stock (the “Series A Preferred Stock”).

Section 2. Number. The number of shares constituting the Series A Preferred Stock is fixed at one thousand (1,000) shares.

Section 3. Dividend Rights. The Corporation may make distributions on shares of common stock, par value $.001 per share, of the Corporation (“Common Stock”) provided that no distribution shall be declared or paid with respect to shares of Common Stock without there being contemporaneously declared and paid a dividend on the Series A Preferred Stock (with the same record and payment date) so that each share of Preferred Stock shall receive a dividend equal to the aggregate distribution paid in respect of 11,703.8010 shares of Common Stock. For purposes hereof, a “distribution” shall mean the transfer of cash or property by the Corporation without consideration, whether by way of dividend or otherwise, or the purchase or redemption of shares of the Corporation for cash or property, including any such transfer, purchase or redemption by a subsidiary of the Corporation.

Section 4. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, following the payment or distribution of any of the Corporation’s assets or proceeds thereof in satisfaction of obligations of the Corporation to any of its creditors, holders of the shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to $1,000.00 for each share outstanding, before any payment shall be made or any assets distributed to the holders of any shares of Common Stock. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to holders of the outstanding shares of Series A Preferred Stock, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount that would be payable on such distribution if the amounts to which holders of the outstanding shares of Series A Preferred Stock are entitled were paid in full. Any remaining assets of the Corporation shall be distributed to the holders of shares of Common Stock and shares of Series A Preferred Stock as follows: each share of Series A Preferred Stock shall be entitled to receive such portion of the remaining assets of the Corporation as shall equal the portion of the remaining assets of the Corporation entitled to be received by 11,703.8010 shares of Common Stock. For purposes of this Section 4, a consolidation or merger of the Corporation or a sale, lease, exchange or transfer of all or substantially all of the Corporation’s assets shall not be deemed to be a liquidation, dissolution or winding up of the Corporation (unless in connection therewith the liquidation of the Corporation is specifically approved).

Section 5. Redemption. Shares of Series A Preferred Stock are not redeemable.

Section 6. Voting Rights. Holders of shares of Series A Preferred Stock (i) shall have the right to 4,953.8500 votes for each share of Series A Preferred Stock on any matter submitted to a vote or to the consent of the stockholders of the Corporation, (ii) except as otherwise provided by applicable law, shall vote together with holders of shares of Common Stock as a single class, (iii) shall be entitled to notice of any stockholders’ meeting in accordance with the By-Laws of the Corporation, and (iv) shall be entitled to vote upon such matters and in such manner as may be provided by law.

Section 7. Conversion Rights. Shares of Series A Preferred Stock are not convertible into Common Stock or any other capital stock or securities of the Corporation.

Section 8. Preemptive Rights. Shares of Series A Preferred Stock are not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

Section 9. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

Section 10. Notices. Any notice to holders of Series A Preferred Stock or the Corporation required pursuant to this Certificate of Designations shall be in writing and shall be deemed effectively given; (i) upon personal delivery to the party to be notified, (ii) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, (iii) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt, and (iv) five (5) business days after having been sent by first class mail, postage prepaid. All notices to holders of Series A Preferred Stock shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

      IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by                     , its                     , this                     day of July, 2003.

FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.

By:

Name:
Title:

ATTEST:

By:

     Name:
     Title:

Exhibit C

FORM OF

AFFILIATE AGREEMENT

C-1

AFFILIATE AGREEMENT

                    , 2003

Ladies and Gentlemen:

      An Agreement and Plan of Merger dated as of July      , 2003 (the “Agreement”) has been entered into by and among Fidelity National Financial, Inc., a Delaware corporation (“Parent”), FNIS Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Fidelity National Information Solutions, Inc., a Delaware corporation (“Company”). Pursuant to the Agreement, Merger Sub will merge with and into the Company, the Company will become a wholly-owned subsidiary of Parent and the stockholders of the Company (other than Parent and its subsidiaries) will become stockholders of Parent (the “Merger”).

      In accordance with the Agreement, any Company Common Stock (as defined in the Agreement) owned by the undersigned at the Effective Time (as defined in the Agreement) shall be converted into shares of common stock, $0.001 par value, of Parent (“Parent Common Stock”), in the manner and in the amounts described in the Agreement.

      In consideration of the mutual agreements, provisions and covenants set forth in the Agreement and hereinafter in this letter agreement, the undersigned represents and agrees as follows:

1. Rule 145. The undersigned will not offer, sell, pledge, transfer or otherwise dispose of any of the shares of Parent Common Stock or options to purchase Parent Common Stock issued to the undersigned in, or pursuant to, the Merger unless at such time either: (i) such transaction shall be permitted pursuant to the provisions of Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”); (ii) the undersigned shall have furnished to Parent an opinion of counsel, satisfactory to Parent, to the effect that no registration under the Securities Act would be required in connection with the proposed offer, sale, pledge, transfer or other disposition; or (iii) a registration statement under the Securities Act covering the proposed offer, sale, pledge, transfer or other disposition shall be effective under the Securities Act.

2. Legend.

(a) The undersigned understands that all certificates representing Parent Common Stock deliverable to the undersigned pursuant to the Merger may, at the election of Parent, bear a legend substantially as follows:

“The shares represented by this certificate may not be offered, sold, pledged, transferred or otherwise disposed of except in accordance with the conditions specified in the Affiliate Agreement dated as of , 2003 between the holder of this certificate and the issuer corporation, a copy of which Agreement may be inspected by the holder of the certificate at the offices of the issuer corporation, or will be furnished by the issuer corporation to the holder of this certificate upon written request and without charge.”

(b) The undersigned also understands that unless the transfer by the undersigned of shares of Parent Common Stock is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to the undersigned’s transferee:

“The shares represented by this certificate were acquired from a person who received such shares in a transaction to which Rule 145, promulgated under the Securities Act of 1933, as amended, applies.”

C-2

It is understood and agreed that the legends set forth in paragraphs (a) and (b) above shall be removed by delivery of substitute certificates without such legends if the undersigned shall have delivered to Parent a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel in form and substance reasonably satisfactory to Parent, to the effect that such legends are not required for purposes of the Securities Act.

Parent, in its discretion, may cause stop transfer orders to be placed with its transfer agent with respect to the certificates for the shares of Parent Common Stock which are required to bear the foregoing legends.

3. Miscellaneous.

(a) This agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

(b) This agreement shall be binding on the undersigned’s successors and assigns, including his heirs, executors and administrators.

(c) The undersigned has carefully read this agreement and discussed its requirements, to the extent the undersigned believed necessary, with his counsel or counsel for the Company.

Very truly yours,

Name:

ACCEPTED:

FIDELITY NATIONAL FINANCIAL, INC.

By:

Name:

Title:

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